Registration No. 333-108300

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM SB-2
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                            (Amendment Number 1)

                           ----------------------
                            OBN Holdings, Inc.
               (Name of Small Business Issuer in its Charter)

           NEVADA                          4833                 81-0592921
------------------------------  ------------------------    ------------------
(State of Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                      8275 South Eastern Ave., Suite 200
                           Las Vegas, Nevada 89123
                                (702) 938-0467
      (Address and telephone number of principal executive offices and principal place of business)

                              Roger Neal Smith
                      8275 South Eastern Ave., Suite 200
                          Las Vegas, Nevada 89123
                              (702) 938-0467
           (Name, address and telephone number of agent for service)

                                 Copies to:

        Van Stillman, Esq.                  James G. Dodrill II, Esq.
        Van Stillman, P.A.                  James G. Dodrill II, P.A.
        1177 George Bush Blvd., Suite 308   5800 Hamilton Way
        Delray Beach, FL 33483              Boca Raton, FL 33496
        (561) 330-9903                      (561) 862-0529
                           ----------------------
           Approximate date of proposed sale to the public:
  As soon as practicable after the effective date of this registration statement.
                           ----------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).


                      CALCULATION OF REGISTRATION FEE

                                        PROPOSED           PROPOSED
                                        MAXIMUM            MAXIMUM
TITLE OF EACH                           OFFERING           AGGREGATE     AMOUNT OF
CLASS OF SHARES         AMOUNT TO BE    PRICE              OFFERING      REGISTRATION
TO BE REGISTERED        REGISTERED      PER SHARE <F1>     PRICE         FEE
-------------------     ------------    --------------    ---------     ------------

common stock,            6,785,360<F2>     $3.00          $20,356,080    $1,648.84
$.001 par value
to be sold by
selling shareholders

common stock,            2,600,000         $3.00          $ 7,800,000    $  631.80
$.001 par value
to be sold by
The Company

Total                    9,385,360                        $28,156,080    $2,280.64


----------------------

<F1>
(1)	Estimated solely for the purpose of calculating the
registration fee pursuant to Rule 457.

<F2>
(2)	Includes 5,785,360 outstanding shares and 1,000,000 common
shares to be issued upon exercise of underlying warrants.

                 -------------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                                  PROPECTUS
               SUBJECT TO COMPLETION, DATED OCTOBER 27, 2003

                       9,385,360 Shares of Common Stock

                               OBN HOLDINGS, INC.

The Offering:

     This is our initial public offering. We are registering a total of 9,385,360 shares of our common stock. All of the shares being registered by us will be sold at a price per share of $3.00. The selling shareholders will sell their shares at a price per share of $3.00 until our shares are traded on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Of the shares being registered:


1)	6,785,360 are being registered for sale by selling shareholders, which includes 1,000,000 shares which may be issued upon exercise of warrants held by selling shareholders, and

2)	2,600,000 are being registered for sale by us

     We will not receive any proceeds from the sale of any of the shares by selling shareholders. We will be selling all of the 2,600,000 shares of common stock we are offering on a "best efforts basis" and will not use an underwriter or pay a commission for the sale of the shares. There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us. The actual proceeds received from this offering could range between $0 and $7.8 million. This offering will terminate on the earlier of the sale of all of the shares or 365 days after effectiveness of this registration statement.

     We are registering all of our currently outstanding common stock, including all shares held by our officers and directors. All of our officers have signed lockup agreements prohibiting them from selling their shares for a minimum of one year. Two outside directors, who own a combined total of 150,000 shares, have no lockup agreement.

                There is no public market for our common stock.



                       _________________________________

     Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 6 of this prospectus.


                            ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            _______________________

	The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is October 27, 2003

                           TABLE OF CONTENTS



                                          Page

Prospectus Summary                          3
The Offering                                5
Risk Factors                                6
Use Of Proceeds                            10
Determination of Offering Prices           12
Dividend Policy                            12
Dilution                                   13
Plan of Operation                          14
Business                                   23
Management                                 43
Principal Shareholders                     46
Selling Shareholders                       48
Certain Transactions                       51
Description of Securities                  52
Indemnification                            54
Plan of Distribution                       55
Legal Matters                              57
Experts                                    57
Where You Can Find More Information        58


INDEX TO FINANCIAL STATEMENTS                     Page

Independent Auditors' Report                      F-1
Consolidated Balance Sheet                        F-2
Consolidated Statements of Operations             F-3
Consolidated Statements of Stockholders' Equity   F-4
Consolidated Statements of Cash Flows             F-7
Notes to Consolidated Financial Statements        F-8

                              PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.


     We are a holding company for three wholly owned operating subsidiaries: Omni Broadcasting Network, Eclectic Entertainment and Products On Demand Channel. The Omni Broadcasting Network (Omni) currently broadcasts programming targeted toward adults twenty-five years of age and above, and children between eight and thirteen years of age. Programming is being aired on over-the-air, cable and satellite television stations throughout the United States, and reaches approximately 40,000,000 households. A program entitled The MovieTime Showcase is currently airing during primetime hours. Programs entitled Birdz and Flutemaster are currently airing primarily Saturday and Sunday mornings. By Spring 2004, Omni plans to broadcast a total of thirty-two hours per week - 8:00 p.m. to 11:00 p.m. seven days per week, 8:00 a.m. to 11:00 a.m. Saturday and Sunday mornings, and 8:00 a.m. to 9:00 a.m. Monday through Friday. To accomplish our objective to increase the broadcast hours, we are currently in discussions with numerous program developers and producers worldwide, and have already identified additional content that will be aired once signed agreements are completed.

     Eclectic Entertainment (Eclectic) is a television and feature film production company. Eclectic currently produces The MovieTime Showcase, which is currently airing on Omni, and is developing The Mini Movie Hour, which will begin airing on Omni in November 2003. Additionally, Eclectic is developing The Vegas Variety Hour and The Adventures of Unit 28; which are scheduled to air on Omni by Summer 2004. Eclectic is also in the process of securing feature film properties for development and distribution, and expects to be in production of our first feature film by Summer 2004. Additionally, Eclectic is in the process of developing Retro Records, which is a record distribution company specializing in releasing new music recorded by well established recording artists.
Retro Records is planning to release its first product by Spring 2004.

     Products On Demand Channel (POD) is a broadcast television network specializing in airing infomercials and other forms of paid programming. POD uses the same satellite uplink as Omni, but broadcasts programming during the hours not used by Omni. Currently, POD primarily airs infomercials. However, we plan to reduce the number of infomercials aired to focus on programming developed by independent producers seeking an outlet on national broadcast television. We have begun implementing plans for the transition, and expect it to be completed by December 2004.

     We were incorporated in Nevada in 2003, and our subsidiaries were incorporated in 2001 and 2002. For the fiscal year ended June 30, 2003, we generated revenues of $33,639. OBN is a development stage business that has incurred losses totaling $872,829 since our inception on January 17, 2001 through June 30, 2003, and has limited tangible assets. In addition, we have negative working capital. As a result, our independent auditors have stated in their independent auditors' report that there is substantial doubt about our ability to continue as a going concern.

     OBN will need to either raise at least $2,000,000, or generate an equal amount of revenue in order to stay in business during the next twelve months. However, there is no minimum amount of securities that must be sold in this offering, and accordingly, no minimum amount of proceeds that will be raised. Therefore, there is a chance that investors could end up holding shares in a company that has not raised sufficient proceeds from the offering to continue operations and has an illiquid, small market for its shares.

     All of the officers, directors and 5% beneficial holders are registering their shares. We are registering all of our currently outstanding common stock, including all shares held by our officers and directors. All of our officers have signed lockup agreements prohibiting them from selling their shares for a minimum of one year. Two outside directors, who own a combined total of 150,000 shares, have no lockup agreement.

     Our principal office is located at 8275 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. Our telephone number is (702) 938-0467 and our fax number is (702) 990-8681.

                                  THE OFFERING

Securities Offered                            9,385,360 shares of
                                              common stock, 6,785,360
                                              which is being offered by
                                              the selling shareholders
                                              and 2,600,000 which is
                                              being offered by The
                                              Company; See "Description
                                              of Securities"


Common Stock Outstanding, before offering     5,785,360
Common Stock Outstanding, after  offering(1)  9,385,360


Proposed OTC Bulletin Board Symbol            OBNH


Use of Proceeds                               Any and all proceeds
                                              received from this
                                              offering will be used for
                                              acquiring and producing
                                              programming, increasing
                                              our broadcast affiliate
                                              base, purchasing and/or
                                              leasing television
                                              stations, working capital
                                              and other general
                                              corporate purposes.  We
                                              will not receive any
                                              proceeds from the sale of
                                              common stock by our
                                              selling shareholders.  Of
                                              the shares being
                                              registered, 1,000,000 may
                                              be acquired by the
                                              selling shareholders by
                                              exercising warrants to
                                              purchase such shares from
                                              us at a price of $4.00
                                              per share.  We will
                                              receive proceeds to the
                                              extent that any of the
                                              warrants are exercised
                                              and intend to use the
                                              proceeds from the
                                              exercise of any of the
                                              warrants as described
                                              above.


Dividend Policy                               We do not intend to pay
                                              dividends on our common
                                              stock.  We plan to retain
                                              any earnings for use in
                                              the operation of our
                                              business and to fund
                                              future growth.


(1) Assumes the exercise of all 1,000,000 warrants.

                                  RISK FACTORS

     The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.




Risks Related to Our Business
-----------------------------


We are Launching a TV Network with Substantially Less Operating Capital than Other Networks Had When they Began Operations.
-----------------------------------------------------------------------

     Operating capital has typically been a barrier to entry for the
television and production industry.   Other fledging networks had as much
as $50 million in operating capital when operations began. We have launched the network and plan to expand with less than $2 million of operating capital. The growth of a television network will require significant additional investment. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. As of June 30, 2003 we had $28,795 in cash resources to use in executing our business plan. We anticipate that unless we are able to raise net proceeds of at least $2,000,000 within the next twelve months that we will not be able to execute our business plan, thereby preventing our company from reaching profitability and expanding. Due to our untested business strategy to expand our operations with significant bartering, revenue sharing and low overhead, regardless of the amount of funds we raise, there is a significant risk that we many not achieve profitability and all investors may lose all of their investment. Even if we sell all shares offered through this registration statement, we expect that we will seek additional financing in the future to support future growth.


The Advertising Industry Could Develop Apathy Toward Placing
Advertisements on a Young Network.
-----------------------------------------------------------------------

     Advertising agencies, advertising brokers and advertising departments of companies are the primary customers of Omni Broadcasting Network and
Products on Demand Channel. Our revenues, for a large part, depend on establishing and maintaining good relationships with the advertising
community.   Therefore, it is important to make a good first impression with the manager of these entities. There is a significant risk that advertisements placed on our network will not produce the results the managers of these agencies expect. Once an advertising manager concludes that it is not beneficial to place advertisements on the network, it may be difficult to convince the manager otherwise.  It would require us to
significantly reduce the rates we charge advertisers.   Should a
substantial number of advertising managers reach the conclusion that advertisement on our network is not prudent, the revenues of the networks will be negatively affected and profitability will suffer. Ultimately, the price of the stock would decline with sustained poor profitability.

We Have Very Little Operating Capital. Without Sufficient Operating Capital We Will Not Be Able To Implement Our Business Plan.
-----------------------------------------------------------------------

     The growth of our business will require significant additional investment. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. As of June 30, 2003 we had $28,795 in cash resources to use in executing our business plan. We anticipate that unless we are able to raise or generate proceeds of at least $2,000,000 within the next twelve months, although operations will continue, we will be unable to fully execute our business plan, which will result in us not growing at the desired rate. For example, the business plan includes a goal for Omni to reach 70% of the US households by Spring 2004. Obtaining this goal without funding is possible, but will require more time. However, even if all shares offered through this prospectus are sold, and we raise gross proceeds of $7,800,000, and if the 1,000,000 warrants are exercised to raise an additional $4,000,000, there can be no guarantee that we will be successful in executing our plan or achieving profitability. There is a risk that all investors may lose all of their investment. Even if we sell all shares offered through this registration statement, we expect that we will seek additional financing in the future to support further growth. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. As a result, our independent auditors have stated in their independent auditors' report that there is substantial doubt about our ability to continue as a going concern.


We Have A Limited Operating History, Have Not Commenced Full Operations And We May Not Be Able To Achieve Or Maintain Profitability.
-----------------------------------------------------------------------

     We are a relatively young company and our proposed operations are impacted by the risks inherent in an entertainment company. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business in a competitive and rapidly changing industry. As with an investment in any emerging growth company, ownership of common shares may involve a high degree of risk, and is not recommended if you cannot reasonably bear the risk of a total loss of your investment. We have been broadcasting on a limited test basis since February 2003. From inception in January 2001 through June 2003, we have generated total revenues of $33,639.

Risks Related to This Offering
------------------------------

We Have Arbitrarily Determined The Offering Price And The Price You Pay May Not Accurately Reflect The Value Of Our Common Stock.
-----------------------------------------------------------------------

     We have arbitrarily determined the offering price of the common stock because there is no market for any of our securities. There can be no assurance that the offering price accurately reflects the value of our common stock or that investors will be able to sell the common stock for at least the offering price or at any price at any time. As of June 30, 2003, the total assets of the Company are $580,555.

Our Officers and Directors May Experience A Conflict Of Interest In Selling Shares Of Our Common Stock.
-----------------------------------------------------------------------

     We are registering all of shares of our common stock held by our officers and directors. All of our officers, however, have signed lockup agreements prohibiting them from selling their shares for a minimum of one year. Accordingly, our officers and directors may not have an interest in fully promoting the sale of our common stock if such sales would reduce the opportunity for them to sell their own shares.


Future Sales Of Our Common Stock May Have A Depressive Effect Upon Its
Price.
-----------------------------------------------------------------------

     All 5,785,360 of the currently outstanding shares of common stock were issued at prices lower than the price of the shares of common stock in this offering.  Because all of our presently outstanding shares were issued a prices lower than the price of the shares in this offering our existing shareholders will have the ability to sell their shares at a profit immediately upon the development of a trading market for our
shares.   In the future, sales of these securities may have an adverse effect on the market price of our common stock should a public trading market develop for such shares.


There Is No Minimum Amount That Must Be Raised Through This Offering.
-----------------------------------------------------------------------

     We are offering these shares of common stock on a best-efforts, no minimum basis. There is no guarantee that we will sell all or any specific amount of the shares being offered. We will not place any funds raised into any trust, escrow or similar account. Any proceeds raised from the sale of any shares will be placed in our general operating account and will be available for our use immediately. Accordingly, even if we do not raise enough funds to execute our business plan fully, any funds raised will be used in attempting to execute our business plan


There Has Never Been A Market For Our Common Stock And Investors May Not Be Able To Buy Or Sell Our Stock At Will.
-----------------------------------------------------------------------

     Prior to this offering, there has been no public trading market for our common stock and there can be no assurances that a public trading market for the common stock will develop or, if developed, will be sustained. Further, there is currently no public trading market for our common stock. As a result, investors may end up holding shares they may not be able to sell.

     Although we hope to be accepted for quotations on the Over the Counter Bulletin Board, we are not listed on any stock exchange at this time and there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus, or, if developed, that it will be maintained. OTC Bulletin Board stocks are often known as "penny stocks" and are subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is oftentimes volatile and you may not be able to buy or sell the stock when you want.

Risks Associated With Forward Looking Statements.
-------------------------------------------------

     This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus includes or relate to:



(1) 	Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,
(2) 	Our ability to market our products now and in the future,
(3) 	Our ability to maintain brand-name recognition for our products now and in the future,
(4) 	Our ability to maintain pricing and thereby maintain adequate profit margins,
(5) 	Our ability to achieve adequate intellectual property protection,
(6)	Our ability to obtain and retain sufficient capital for future operations,
(7)	Our ability to develop new products that will be of interest to our target markets, and
(8)	Our ability to expand into new markets.

                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of securities being offered by our selling shareholders.

     Our proceeds from this offering will vary depending on how many shares of our common stock we are able to sell. If we sell all shares of common stock being registered in this offering, we will receive proceeds of $7,800,000. Additionally, we will receive proceeds to the extent that any of the warrants are exercised. If all 1,000,000 warrants are exercised we will receive additional proceeds of $4,000,000. Any and all proceeds received will be used for licensing programming that will be aired on the Omni Broadcasting Network, internally produce programming that will be aired on the Omni Broadcasting Network and that will be sold to other US and foreign television networks and stations, increasing the number of affiliate television stations, maintaining our satellite uplink capabilities, for purchasing and/or leasing other television stations, and for working capital and general corporate purposes.

     We expect to incur expenses of approximately $129,280 in connection with the registration of the shares.

     The table below shows how proceeds from this offering would be used for scenarios where we sell various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. The table assumes that none of the warrants are exercised. While management has developed the following estimates to the best of its ability, there can be no assurance that we will spend the use of proceeds exactly as laid out in the table.





Total shares offered               2,600,000    2,600,000    2,600,000   2,600,000
Percent of total shares offered       25%          50%          75%         100%
Shares Sold                          650,000    1,300,000    1,950,000   2,600,000


Gross proceeds from offering       1,950,000    3,900,000    5,850,000   7,800,000
Less:  offering expenses             129,280      129,280      129,280     129,280


Net proceeds from offering         1,820,720    3,770,720    5,720,720   7,670,720


Use of net proceeds
     Content Development             340,000    1,014,000    1,872,000   2,730,000
     Content Acquisition             170,000      312,000      409,500     624,000
     TV Station Affiliation Expenses 331,500      585,000      585,000     546,000
     TV Station Purchase/Lease       145,000      382,000      694,000   1,045,000
     Satellite Uplink Expenses       432,000      432,000      432,000     432,000
     Working Capital                 292,500      663,000    1,170,000   1,560,000
     General Operating Expenses      109,720      382,720      558,220     733,720


     It is possible that no proceeds may be raised from this offering. It is also possible that some, but not all of the 2,600,000 shares offered will be sold. If fewer than all of the shares are sold, we may ultimately need to modify or delay our business plan. There can be no assurance that any delay or modification will not adversely affect our development and ultimately our chance of success. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us, or at all.

     The amounts set forth above are estimates developed by our management for allocation of net proceeds of this offering based upon our current plans and prevailing economic and industry conditions and assumes that we are able to sell the numbers of the shares set forth in each column above. Although we do not currently contemplate material changes in the proposed use of proceeds set forth above, to the extent that our management finds that adjustments are required, the amounts shown may be adjusted among the uses indicated above. Our proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and our financial condition in general. Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the entertainment industry and the environment in which we operate, and/or regulatory changes in general. While our management is not currently aware of the existence or pending threat of any of the foregoing reasons, we provide you no assurance that one or more of such events will not occur.

                       DETERMINATION OF OFFERING PRICES

     Prior to this offering, there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.


                                DIVIDEND POLICY

     It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

                                   DILUTION


     Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our net tangible book value at June 30, 2003 was $76,323 or $0.013 per share of common stock. Dilution per share represents the difference between the stock offering price of $3.00 per share and warrant price of $4.00 per share, and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

     After giving effect to the completion of the offering, the exercise of all the warrants, and after deducting offering expenses estimated to be $129,280; our pro forma net tangible book value will be $11,747,043 or $1.25 per share. This represents an immediate increase in pro forma net tangible book value of $1.237 per share to existing stockholders and an immediate dilution of $1.75 per share, or approximately 58% of the offering price, to investors purchasing shares of common stock in the offering, and $2.75 per share, or approximately 69% of the warrant price to investors exercising their warrants.

Public offering Price per share (stock)			$ 3.00
Warrant Exercise Price					$ 4.00
Net Tangible Book Value per share before offering 	$ 0.013
Increase Per Share attributable to sale of these shares	$ 1.237
Pro-Forma Net Tangible Book Value after offering 	$ 11,747,043
Dilution per share to Public Investors                  $ 1.75
Dilution per share to Warrant Holders                   $ 2.75

     The following table summarizes as of August 25, 2003, the number of shares purchased as a percentage of our total outstanding shares, the aggregate amount paid for such shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for such shares. For purposes of this table, the sale to the public of these shares, and exercise of all of the warrants, is assumed to have taken place on August 25, 2003.



                        Shares Purchased       Total Consideration Paid     Average Price
                       Number     Percent       Amount          Percent     per Share
                       ------     -------       ------          -------     -------------
Existing Shareholders   5,785,360    61.64%      $1,115,591       8.64%        $0.19
New Investors           2,600,000    27.70%      $7,800,000       60.39%       $3.00
Exercised Warrants      1,000,000    10.65%      $4,000,000       30.97%       $4.00
                      ------------ ---------    ------------     ---------    --------
 Total                  9,385,360   100.00%      $12,915,591     100.00%       $1.38



     The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering (net of assumed offering costs of $129,280) and the dilution to persons purchasing shares based upon various levels of sales of the shares and exercise of the warrants:



Shares outstanding prior to offering     5,785,360


Total shares offered                                 2,600,000       2,600,000       2,600,000       2,600,000
Public offering price (shares)                            3.00            3.00            3.00            3.00
Shares sold                                            650,000       1,300,000       1,950,000       2,600,000
Total warrants                                       1,000,000       1,000,000       1,000,000       1,000,000
Warrant exercise price                                    4.00            4.00            4.00            4.00
Warrants exercised                                     250,000         500,000         750,000       1,000,000

Per share increase attributable to new investors         0.420           0.758           1.024           1.238
NTBV per share prior to offering                         0.013           0.013           0.013           0.013
                                                     ------------    -------------   -------------   ------------
Post offering pro forma NTBV per share                   0.433           0.771           1.037           1.252

Dilution to new investors (stock)                         2.57            2.23            1.96            1.75
Percent of dilution of the offering price (stock)        85.56%           74.31%         65.44%          58.28%
Dilution to new investors (warrants)                      3.57             3.23           2.96            2.75
Percent of dilution of the offering price (warrants)     89.17%           80.73%         74.08%          68.71%



                               PLAN OF OPERATION



     The following is a discussion of our plan of operations, and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Risks Associated With Forward Looking statements". The following should be read in conjunction with our Financial Statements and the related Notes included elsewhere in this prospectus.

Description of Operations
-------------------------

     OBN Holdings, Inc. ("OBN") was established in February 2003 as an entertainment company with three primary subsidiaries - Omni Broadcasting Network, Inc. ("Omni"), Eclectic Entertainment, Inc. ("Eclectic") and the Products on Demand Channel, Inc. ("POD"). The three subsidiaries existed before OBN: Omni was incorporated in January 2001, Eclectic in July 2002
and POD in December 2002.   OBN is a developmental stage company since
all of its activities have been devoted to developing program content, establishing TV station affiliations, securing broadcast uplink capabilities and creating advertiser relations. In order for a network to effectively operate, it must have must have content to broadcast, television stations to air the content and a satellite uplink to cost-effectively deliver the content to the television stations. Now that management believes that all the key requirements for an effective television network (i.e., content, TV stations and satellite uplink) have been obtained and our key relationships have been established, the Company officially launched its broadcast operations in September 2003.

     Omni Broadcasting Plan of Operation:
     ------------------------------------

     The Omni Broadcasting Network is a broadcast television network that targets adults 25 years of age and older, but contains no gratuitous sex or violence, which also makes it safe for children to view. (The chart below provides a more complete profile of our target audience.) Omni currently broadcasts to 40 million households through a network of affiliated broadcast and cable television stations nationwide. We have contracted use of a satellite uplink on a 24 hour per day basis. As of September 9, 2003 Omni began airing a two-hour program twice a week that presents feature films, and two half-hour children programs twice a week. The remaining satellite time is sold to our affiliate POD at cost. We are currently in the process of expanding our broadcast hours so that within the next four months we will be broadcasting primetime (8:00 p.m. to 11:00 p.m., Eastern Standard Time) seven days a week, as well as weekend mornings. The current and planned programming for Omni is contained in the Business section of this document.

	Omni Target Audience

Age:                   25+ (Prime time)
                       8 to 13 (Saturday and Sunday mornings)

Sex:                   Male and Female

Annual Income:         $50,000 +

Geographic Location:   Areas adjacent to major metropolitan
                       cities and cities and towns across the
                       United States with populations between
                       100,000 and 5,000,000.

Education:             High School to Bachelor's Degree

Employment:            Typically works a 9 to 5 job, and takes
                       a vacation once a year.

Children:              May have 1 or 2 children in the family
                       who are in between the ages of 8 and 15
                       years of age.

Television Viewing:    Watches television on a regular basis.
                       Owns multiple televisions, VCRs, and is
                       thinking about purchasing a DVD player.

Computer:              Owns a computer, and is capable of
                       getting on the Internet.

Movie Viewing:         Goes to the movies sometimes, but often
                       waits for it to reach the video store
                       or television.


     Prior to OBN's incorporation, Omni generated $200,000 of other income by providing consulting services to FOCEN Inc, a television and
motion picture production company.   These funds remain as an accounts
receivable on the accounting books. In addition, Omni recorded $250,000 of deferred revenue for consulting services to be performed in fiscal year 2003-04 under an agreement with Game Show Products. We will recognize this revenue as it is earned.

     Omni will require $600,000 in additional funding in order to continue licensing content, increasing our affiliate station base and
maintaining our uplink facility.   The business plan calls for Omni to
increase our affiliate base to cover 70% of the US market and begin subscribing to the Nielsen rating service by Spring 2004. Without additional funding, growth at our desired rate will be extremely difficult, if not impossible. Without the expansion, attracting advertisers will be difficult and revenues will fall substantially short of projections. Even though we expect to generate sales from broadcasting operations in October 2003, we will still have very little operating capital without funds from this offering. Should this offering fail to produce adequate finances to fund our expansion, our broadcast operations will not cease, but will be forced to continue on a much smaller scale than planned.

     Eclectic Entertainment Plan of Operation:
     -----------------------------------------

     Eclectic Entertainment is a producer and distributor of television shows, feature films and music. Currently there are four television series under development - L.A. Food Scene, The Vegas Variety Hour, The Mini Movie Hour and The Adventures Of Unit 28. The Mini Movie Hour is scheduled to begin airing during November 2003. The other three shows are scheduled for airing on Omni during the first half of 2004. Eclectic has one program, called The MovieTime Showcase, that is currently being aired on Omni. The program development schedule for Eclectic is contained in the Business section of this document.

     As of June 30, 2003, the Company formed two record companies to produce and/or distribute music. Retro Records, which is focusing on distributing music produced by established recording artists, is currently in negotiations with three such artists. Eclectic Recording Artists will focus on releasing music from television series and feature film soundtracks. On behalf of the record companies, Eclectic is currently negotiating with a major record distributor to distribute products released by our two record companies. The agreement should be complete within a 30-day period. Eclectic is also finalizing an agreement with a foreign television program distributor to market our television programs in Europe and Asia. This agreement should be complete by the end of October. Finally, Eclectic is in discussions with two U.S. feature film distributors to release its future films in theaters.

     Eclectic has not generated any revenues, as all of our activities to date have been developmental in nature. We will require $800,000 to meet our production schedule for the next twelve months. Should we not receive the aforementioned amount, we will continue to grow, but will do so at a slower pace. The production and broadcasting of some of the programs that are currently in and development will be delayed.

     Products on Demand Channel Plan of Operation:
     ---------------------------------------------

     POD began broadcasting in February 2003. At that time, we aired infomercials 168 hours per week (24 hours a day, 7 days a week). POD currently broadcasts 162 hours per week, with Omni using the remaining 6 hours. The types of programming include approved infomercials and paid programming.

     Total revenue generated since inception totals $33,639. The revenue is primarily from advertisers purchasing time. POD has already sold $216,000 of air time for the fiscal year 2003-2004 to the All Sports Television Network (an independent network without uplink capabilities) and anticipates selling the remainder of its air time to paid programming providers and other entities wishing to have their programming aired.

     Raising additional capital will greatly increase the speed in which we can increase our affiliate base. In order to fully implement our business plan for POD, we are in need of approximately $600,000. If, for some reason, we are unable to obtain the needed funding, we will still continue to grow, but at a slower pace.


Other Operations
----------------

     Television station KSSY, which was recently acquired by the Company through a three-year capital lease agreement, will be airing Omni and POD programming as well as broadcasting programming originated from the local area. Currently, the television station broadcasts programming from the Shop at Home network. The Company is currently negotiating with two other television networks to broadcast their programming during late evening hours.

     KSSY is a low power station located in San Luis Obispo County, California, which is approximately 200 miles north of Los Angeles and 200 miles south of San Francisco. The broadcast area covers the middle and south part of San Luis Obispo County and northern Santa Barbara County. Since its acquisition in August 2003 the station has generated little revenue. However, we plan to invest $150,000 in the station, increase its viewership and generate advertising and paid programming sales.


Results of Operations
---------------------

     Revenues generated by OBN and its subsidiaries totaled $33,639 in fiscal year ending June 2003. In addition, the Company recognized $200,000 of other income and $250,000 of deferred revenue.

     The selling, general and administrative expenses during fiscal 2003 totaled $1,021,243, most of which were one-time expense items. Among the items expensed during that period are attorney costs, accountant costs, marketing-related costs, TV station affiliate development costs, product distribution development costs, satellite uplink and program development content, including $618,430 of non-cash expenses to various consultants. All of these expenses were necessary to establish a strong foundation and infrastructure for OBN Holdings.

     The major on-going expenses include the affiliate station charges, satellite uplink expenses, salaries, sales commissions and program
development expenses.   These ongoing costs are expected to be
substantially less than the initial one-time expenses shown in the fiscal 2003 statement of operations.


Liquidity and Capital Resources
-------------------------------

     We do not presently have adequate cash from operations or financing activities to meet our short term and long-term needs. As of June 30, 2003 we had $28,795 in cash resources to use in executing our business plan. We anticipate that unless we are able to raise or generate proceeds of at least $2,000,000 within the next twelve months, although operations will continue, we will be unable to fully execute our business
plan, which will result in us not growing at the desired rate.   By
raising gross proceeds of $7,800,000 from this offering, and if the 1,000,000 warrants are exercised to raise an additional $4,000,000, we can expand our affiliate base, develop more programming and achieve
profitability.   However, there is no minimum amount of shares that must
be sold during this offering and none of the holders of warrants may exercise them for a period of 180 days following the effective date of this prospectus, which could impact our ability to continue as a going concern. Should this situation occur, management is committed to operating on smaller scale until generated revenues can support expansion. In order to continue as a going concern, management has began taking the following steps:

1)	The Company is aggressively developing new television programs for the Omni Broadcasting Network. We are continually meeting with independent television producers who have approached us with ideas for shows that they would like to have aired on the network. We expect the new television programs to attract a greater audience interest, which will also result in a larger number of affiliate television stations.

2)	The Company is identifying and creating production and distribution opportunities for Eclectic Entertainment. We are continually developing new ideas for television programs for airing on the Omni Broadcasting Network as well as licensing the programs to cable networks. Additionally, we are currently structuring feature film production and distribution joint ventures with other independent producers in both the United States and Europe.

3)	We are marketing the airtime available on the Products On Demand
        Channel to independent television program distributors and small television networks. To date, the All Sports Television Network has contracted with the Products On Demand Channel to purchase twelve hours of airtime per day.

4)	The Company has hired additional sales and marketing people to secure advertising and sponsorship revenue for the programs being aired by the Omni Broadcasting Network. The people recently hired have successfully sold advertising time for small and startup television networks.

5)	The Company is continually increasing the number of affiliate television stations that will broadcast programming aired on both the Omni Broadcasting Network and the Products On Demand Channel. The increased number of households being reached by our broadcast will result in the Company being able to increase the amount charged for advertising on the networks

6)	The Company is taking steps to increase the awareness of its subsidiaries. Press releases related to the Omni Broadcasting Network and Eclectic Entertainment are being distributed to the media, and have been published nationally. We have, and will continue to use the services of professional publicists on a project-by-project basis.

7)	The Company has, and will continue to keep tight controls over it expenses, will hire additional staff only as needed, and when feasible, will continue to have support and production staff provide services to all of the OBN entities.

     Management anticipates that the proceeds from this offering will provide over 24 months of operating capital, which may allow our auditors to remove the going concern qualification.

     As of June 30, 2003 the Company's current liabilities of $504,232
exceeded current assets of $485,695 by $18,537.   However, nearly 50% of
the liabilities were deferred revenues ($250,000) that could not be recognized as the services had not been performed as of June 30, 2003. Further, approximately 20% of liabilities represented accrued payroll ($114,224) for executives who opted to defer taking salaries until the
offering was completed.   Finally, 10% of the liabilities were for a
capital lease ($50,771) that, subsequent to June 30, 2003, has since been paid off.

     The capital lease of KSSY represents our only capital expenditure commitment. It is approximately $4,000 per month for three years, after which time OBN will own 95% of the station. All other expenses are variable, and we match them to the availability of funds. The station lease will be paid from funds generated from operations. Other details concerning the KSSY lease are contained in the Subsequent Events footnote to the consolidated financial statements of this document.

     The Stockholders' Equity section of the balance sheet as of June 30,
2003 includes $56,339 of prepaid expenses.   This amount represents
common stock issued to an outside consultant for the continued support in the development of our TV station affiliate network through January 2004.


Trends and Uncertainties
------------------------

     A number of trends have provided us the opportunity to enter the broadcast industry with little operating capital. Included are the following:

* FCC regulations previously prevented television networks from producing the programming that they broadcast. The rescission of that regulation has resulted in all of the major networks creating or acquiring their own production entities, which has reduced the amount of content licensed from independent producers. Omni has benefited from this situation because independent producers are becoming much more competitive in their licensing fees in an effort to continue having their content distributed.

* Recently UPN and the WB networks ceased airing children's programming, citing that it was not as profitable as other programming. However, because full-power and Class "A" television stations have an FCC requirement to air a minimum amount of children's programming, we have been contacted, and are in negotiations with full-power television stations that want to broadcast our children's programming.

* For various reasons, the PAX television network finds itself in serious financial trouble with $900 million in debt and, according to industry reports, no solid way to address the problem. This has resulted in an advantage to Omni because in light of PAX's financial problems, and because they have no new programming currently planned, we are currently in negotiations with some of their affiliate stations that are interested in becoming Omni affiliates.

* Competing with larger, well established networks would not have a major impact on Omni because we are currently filling a niche that is not being directly addressed by the other networks. With few exceptions, the primary target market of the major networks are viewers 17 to 35 years of age. Omni is targeting viewers 25 years of age, and older. Additionally, the networks are becoming more "edgy" to attempt to attract viewers - that is, there is much more graphic language, sex and violence. Omni is the network with "less edge" - we are offering programming that can be viewed comfortably by all ages. Finally, the cost for producing a one-hour program on a major network is approximately $2,000,000 per episode, which results in them having to either get the Nielsen rating points to support the amount charged for advertising, or drop the program. Omni's budget for a one-hour program is between $150,000 and $200,000 per episode. This budget does not result in a lesser quality production; we do not have the same amount of overhead as the other networks. However, our budget results in Omni being capable of realizing a profit more quickly, and being able to give a program more time to develop an audience.

* In many instances, major record companies have elected to not release music by recording artists who previously sold records that have reached gold (500,000 units) and platinum (1,000,000 units) sales levels if the companies do not believe that the artists will continue selling at that rate. As a result, many well known recording artists have no recording contract. Eclectic, through Retro Records, is taking advantage of this situation by structuring deals to release new music produced by recording artists who have previously attained gold and platinum record sales levels, and are still in the public eye.

* Recently, more companies are engaging in creating and airing long-form advertising (infomercials) to promote their products and services. To this point, direct-marketing firms were the primary advertisers. However, a September 2003 article in Television Week newspaper cited that major manufacturers are beginning to utilize this medium for advertising, which they expect will drive prices up. This situation could result in an advantage to POD because of the increased amount of potential advertisers on the network, and the amount paid for the advertisement.

     As Omni's affiliate base expands our margins will increase, because we will be able to charge higher rates to advertisers. Currently, we charge advertisers between $1,000 and $3,000 for a 30-second commercial spot on Omni. We expect to charge between $5,000 and $10,000 per spot when we reach our goal of 70% of coverage and have Nielsen ratings. Additionally, as our affiliate base changes so that it includes more full-power stations, we can raise advertising rates.

Forward Looking Statements
--------------------------

     Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.

Recent Accounting Pronouncements
--------------------------------

     In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The Company has applied the disclosure provisions in SFAS 148 in its consolidated financial statements and the accompanying notes.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of FIN 45 in fiscal 2003 did not have a material impact on its financial position or results of operations.

     In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect the adoption of SFAS 150 to have a material impact upon its financial position or results of operations.


Critical Accounting Policies
----------------------------

     Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies, among other, affect our more significant judgments and estimates used in the preparation of our financial statements:

Allowance for Doubtful Accounts
-------------------------------


     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. We evaluate the collectibility of our receivables at least quarterly. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The differences could be material and could significantly impact our operating results.


Web Site Development
--------------------

     The Company capitalizes costs related to its web site development in accordance with the Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs." Web site development costs are amortized using the straight-line method over the estimated useful life of three years. The Company's management assesses the recoverability of its web site development costs by determining whether the depreciation and amortization of these costs over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. Based on its analysis, the Company believes that no impairment of the carrying value of its website development costs existed at June 30, 2003. There can be no assurance, however, that market conditions will not change which could result in future long-lived asset impairment.

Deferred Taxes
--------------

     We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We have considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance. Based on these estimates, all of our deferred tax assets have been reserved. If actual results differ favorably from those estimates used, we may be able to realize all or part of our net deferred tax assets. Such realization could positively impact our operating results and cash flows from operating activities.

                                   BUSINESS

GENERAL

     OBN consists of three wholly owned subsidiaries: Omni Broadcasting Network, Inc. ("Omni"); Eclectic Entertainment, Inc. ("Eclectic"); and the Products on Demand Channel, Inc. ("Products on Demand"). Omni was created to function as a broadcast television network. Eclectic was developed as a television and feature film production company, and the licensing and merchandising arm of the organization. Products on Demand was created to broadcast infomercials and other forms of paid programming. The current and planned operations for each entity is described below:

OMNI BROADCASTING NETWORK
-------------------------

Omni is a national broadcast television network designed to deliver quality programming to viewers nationwide. The network's target viewing audience is adults 25 years of age and older. However Omni will air programming that can be comfortably viewed by the whole family - i.e., no gratuitous sex or violence.


CURRENT OMNI OPERATIONS
-----------------------

Omni began broadcasting on Tuesday, September 9, 2003. Our current broadcast hours are 8:00 p.m. to 10:00 p.m. (Eastern Standard Time) Monday and Tuesday, and 8:00 a.m. to 9:00 a.m. Saturday and Sunday. Although some of Omni's affiliate stations air the program at the time Omni sends it up to our satellite, others tape the programs and air them at different times. For example, the programming that Omni broadcasts Saturday and Sunday mornings from 8:00 a.m. to 9:00 a.m. is aired on KADY, a television station in the Los Angeles Designated Market Area
(DMA) from 7:00 a.m. to 8:00 a.m. on Saturday and Sunday. The same program is broadcast on WRNN, a television station in the New York DMA on Friday afternoons from 5:00 p.m. to 6:00 p.m.

Current Omni Programming

The following chart contains a listing of Omni current and scheduled programs, the date they are scheduled to begin airing, and the status of their licenses.


                                                      Airing Time           Start   Contract
Program                    Distributor            Date        Time          Date    Signed
--------------------------------------------------------------------------------------------
The MovieTime Showcase     Eclectic              Mon & Tue  08:00-10:00PM   9/03     Yes
Birdz                      Nelvana               Sat & Sun  08:00-08:30AM   9/03     Yes
The Flutemaster            Whamo/MarVista        Sat & Sun  08:30-09:00AM   9/03     Yes
The Mini-Movie Hour        Eclectic              Fri & Sun  09:00-10:00PM   11/03    Yes
Wizards Tales              Mar Vista             Mon- Fri   08:00-09:00PM   11/03    Yes
Halifax F.P.               Beyond Distribution   Wed & Sat  09:00-11:00PM   11/03    Pending
Marrons                    WAMC                       To Be Determined      11/03    Pending
10+2                       WAMC                       To Be Determined      11/03    Pending
Bug House Rock             Eclectic                   To Be Determined      11/03    Pending
The LA Food Scene          Eclectic                   To Be Determined      3/04     Yes
Vegas Variety Show         Eclectic                   To Be Determined      3/04     Yes
Adventures of Unit 28      Eclectic                   To Be Determined      6/04     Yes


Currently there are three programs being aired on the Omni Broadcasting
Network.

The programs currently being aired on Omni are The MovieTime Showcase,
Birdz and The Flutemaster.   The MovieTime Showcase is produced by
Eclectic Entertainment, our production company, and presents feature films that were licensed by Omni. Every Tuesday, a new program is aired, and on the following Monday it is rebroadcast. Birdz, which airs Saturday and Sunday mornings, is an animated series that was developed by the Canadian company, Nelvana. Birdz originally aired on the CBS network. The Flutemaster, which also airs Saturday and Sunday mornings, is an animated series that was produced in America, and financed by a television company in China.

Omni, in conjunction with Eclectic Entertainment, is developing a new series entitled The Mini Movie Hour. This series features short films produced by both professional and amateur filmmakers worldwide. The program is scheduled to begin airing Friday and Sunday evenings from 9:00 p.m. to 10:00 p.m. (Eastern Standard Time) beginning the first week in November 2003. Contracts with the host of the show and with some of the featured producers have already been signed. In addition to the programming currently being aired or produced in-house, Omni has signed agreements for additional programming. Omni has signed an agreement with MarVista Entertainment in Los Angeles to broadcast an animated series entitled Wizard's Tales, which will air Monday through Friday from 8:00 a.m. to 9:00 a.m. beginning in November 2003. Omni is finalizing an agreement with Westwood Audiovisual and Multimedia Consultants (WAMC) for the live action series Maroons, which is scheduled to air on Sunday mornings at 9:00 a.m. beginning November 2003. Omni is also negotiating with WAMC for the license to air the animated series 10+2, which is an animated series for young children.
As part of the 10+2 license, we are seeking worldwide distribution rights for merchandise related to the series. Omni is finalizing an agreement with Beyond Distribution, based in Australia; to broadcast an Australian hit series entitled Halifax, F.P. This program is scheduled to air Wednesday and Saturday nights from 9:00 p.m. to 11:00 p.m. beginning November 2003.

Current Omni Content Licenses and Licensing Fees
------------------------------------------------

Licenses to broadcast the content that is not produced by Eclectic are secured in a variety of ways. Omni either pays a license fee prior to airing the programming, enter into a revenue-sharing licensing agreement or negotiate a barter licensing arrangement.

We have three types of revenue-sharing licensing agreements.

1) The first type is an arrangement whereby Omni and the licensor share a percentage of all revenue generated from advertising sales, with no guarantee minimum amount being paid to the licensor. In these agreements, the licensor normally receives approximately 60% of the revenue, and Omni receives the remainder. We believe that this is an equitable split because Omni does not have to utilize its financial resources to license the product.

2) The second type of revenue-sharing agreement is an arrangement whereby Omni and the licensor share a percentage of all revenue generated from advertising sales, but if an agreed on minimum amount is not received by the licensor, Omni must pay the difference. In this revenue-sharing model, the licensor normally receives approximately 60% of the revenue until the minimum guarantee has been earned, and then both parties receive 50% of the revenue.

3) The third type of revenue-sharing model is an arrangement whereby Omni pays the licensor a smaller fee than the licensor normally requests, and then share in the revenue generated from advertising sales. In this scenario, Omni normally receives 100% of the revenue generated until we recoup the license fee paid to the licensor. After the fee is recouped, the licensor receives approximately 30% of the revenue generated from advertising sales.

In our barter licensing agreements, rather than Omni sharing the revenue we generate from the sale of advertising with licensors, we give the licensor an agreed on number of unsold advertising minutes in the television program. For example, if there is a total of 6 minutes of time available to air commercials in a half-hour television program, in a barter arrangement, the licensor receives two minutes of time. With that two minutes, the licensor can either secure their own advertisers or promote their own products - as long as the commercials placed in our show do not offend and does not conflict with our core philosophy, we will air the advertising.

All of our current agreements are either upfront licensing fees or revenue sharing - we do not currently have any barter licensing agreements. The length of most of the agreements is for a one-year period. However, our agreement with Nelvana is for three years. Since we are continually identifying new content for the network, there is no risk that we will be unable to continually provide new programming to our audience. In fact, because the major television networks are producing a majority of their programming in-house, there has been an increased amount of content available, and the producers and distributors are extremely amenable to making nontraditional licensing deals. All of the licensing agreements allow us to air the content as often as we wish during the licensing period. However, we are precluded from showing the content over the Internet.

Current Omni Affiliates
-----------------------

Omni's current affiliate base consists of a combination of independent television stations, and small broadcast and cable television networks. Omni programming currently reaches approximately 40 million households, with additional affiliates continually being added. Given the vast amount of coordination and communication that is required with interfacing with affiliates, Omni recently engaged the services of an individual who specializes in that area. The primary responsibility of our affiliates person is to maintain a database of Omni affiliates, which includes their locations, the number of households they reach and the hours that they air Omni programming. She is also responsible for building our affiliate base.

Omni programming can be viewed on broadcast television stations, basic cable television stations, digital cable television stations, and on Direct TV, the Dish Network and Echostar. The cable systems that Omni programming is be aired on include Time Warner Cable, Adelphia, Charter Communications, NCTC, Cable One and Comcast. Our programming can also be seen over the broadcast airwaves in Alabama, Arkansas, Arizona, California, Florida, Georgia, Iowa, Idaho, Illinois, Indiana, Louisiana, Michigan, Missouri, Mississippi, North Carolina, New Jersey, Nevada, New York, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Washington and Wyoming.

Omni delivers the programming to most of the stations via satellite. We have a contract with Jones Media, which is located in Englewood, Colorado. Omni leases satellite space from Jones until the year 2005, which is when the satellite is expected to go out of service. Omni has use of the satellite on a 24-hour basis. We also use the services provided by Jones to send our programming up to the satellite. Once it is on the satellite, our affiliates have the ability to capture the feed, and broadcast it to their audience. This is the most efficient method of delivering the signal because it eliminates the need of sending videotapes to the affiliate stations. In special cases, Omni sends videotapes out to affiliates, but we try to avoid doing so as much as possible.

When Omni is not using satellite to air our programming, we sell the unused time to the Products On Demand Channel at cost. Products On Demand then uses the time to broadcast infomercials, or resells it. Any time Omni wants to expand our broadcast hours, we take back the time.


Current Affiliate Agreements
----------------------------

Omni's affiliate agreements are normally three forms -fee for the airtime, a barter arrangement, or a combination of fee and barter.
Given the limited number of viewers that smaller television stations and networks can reach, most choose to secure public domain or older programming on a nonexclusive basis. Moreover, because of the stations' limited coverage, content licensors are not motivated to enter into the same type of revenue-sharing models as they have with Omni. As a result of this situation, stations interested in becoming affiliates are continually approaching Omni.

The majority of affiliate agreements are on a barter arrangement. In this type of arrangement, the affiliate receives half of the advertising time for a program, and Omni receives the other half. Each entity is responsible for securing its own advertisers and collecting the fees - there is no transferring of money between entities. Although Omni shares the advertising time equally, we insert commercials into all of the commercial slots with our own advertising, and then tell the stations which commercial slots they can insert their own advertising. Normally, either "per-inquiry" (PI) commercials or public service announcements (PSA's) are inserted into the slots provided for local stations. PI's are commercials that generate revenue for Omni only if a viewer buys the product or service offered. Since Omni receives no revenue from the advertiser in advance, the advertiser is not harmed if a local station inserts their commercial in its place. PSA's are also free advertising. Omni must fill all of the commercial time to ensure that there is no "dead air" if a local station does not have a commercial to place.

Omni has a few arrangements where we purchase time on local stations. This is done in special situations where we determine that it is important for us to be broadcasting in a given market, and have not identified a station interested in a barter arrangement. To this point, we are buying time to reach the New York and Los Angeles markets. We also have one agreement whereby we pay the television station a minimal fee, and it has half of the time to place its local advertising, i.e., combination of fee and barter.

In most cases, our affiliates are reporting our shows to TV Guide and other television program-listing firms. Also, Omni programs are being listed in the program guides on Direct TV and Dish Network.


Current Omni Products and Services
----------------------------------

The sole product being offered by Omni is commercial airtime, that is affording potential advertisers the ability to have their products and services seem by a nationwide audience. To that end, Omni is focusing on three primary areas of revenue generation - program sponsorship sales, direct-response advertiser sales and commercial spot sales. Omni is currently seeking sponsors for the programs The MovieTime Showcase and The Mini Movie Hour. We have an in-house person currently developing promotional materials for sponsors, and have begun making initial contacts. Omni has also engaged the services of Feature This, a company specializing in product placement and sponsorships for feature films and television. Feature This and Omni have signed an agreement whereby the company is responsible for assisting Omni to secure companies to sponsor the television programs that we air on the network, and locate companies that are interested in having their products appear on our shows. In consideration for their services, Feature This will receive a commission of 20% of the revenue they generate for the network.

Direct-response advertisers are the companies that, after promoting their product, provide an 800 number for the viewer to call immediately to order. Omni has engaged the services of an individual who possesses a great deal of knowledge and experience in direct-response advertising to work with us. To date, she has secured advertisers for all three programs that we are currently airing. She is also in the process of finalizing agreements with direct response advertisers to sponsor The MovieTime Showcase.

Commercial spot sales involve securing advertisers to place 10, 15, 30 or 60-second commercials advertisements into our programming. Unlike direct-response, there are no 800 numbers for one to call. Omni has developed promotional material for spot sales, and is currently in the process of interviewing individuals to function as in-house sales representatives. Omni has also established a New York office to handle inquiries about advertising on the network.

The price that we charge for program sponsorship and commercial spot sales is based on the number of households we reach, the cities in which our programming is aired and our Nielsen ratings. Since we do not currently have Nielsen ratings, our rates are considerable lower than other networks. Currently, our advertising rates vary between $2,000 and $4,000 for a thirty-second spot, and are adjusted accordingly for commercial spots longer or shorter than thirty seconds. Like many other networks, Omni does not publish our rates. Our sales staff has guidelines by which they negotiate the advertising rates. As Omni continues to increase our coverage, advertising rates will increase. As with advertising sales, the price for direct-response advertising is also negotiated, but typically lower than commercial spots.


PLANNED OMNI OPERATIONS
-----------------------

Omni plans to extend our broadcast from our current level of six hours per week to thirty-two hours per week. The planned times are from 8:00 p.m. to 11:00 p.m. (Eastern Standard Time) Monday through Sunday, 8:00 a.m. to 11:00 a.m. (Eastern Standard Time) Saturday and Sunday, and 8:00 a.m. to 9:00 a.m. (Eastern Standard Time) Monday through Friday. Since we have twenty-four hour satellite uplink capabilities, expanding our broadcast hours is more of a function of obtaining content that we wish to air, rather than attempting to secure additional uplink time.


Planned Omni Programming
------------------------

Omni is planning to continue seeking programs from independent producers and distributors worldwide. Our major objective is to offer product that is different from what one is seeing on all of the other networks. Since the current trend has been a move toward reality programs, we do not see a value in providing another reality show. In addition to the movies and children's shows that we are currently airing, by Winter 2003, Omni plans to begin airing sporting events such as football, basketball and volleyball. We are now in negotiations with a sports broadcasting company that wishes to license live college football and basketball games to our network.

In addition to the programs that Omni will be licensing, we have a number of in-house programs currently in development. The Mini Movie Hour, is scheduled to begin airing the first week in November. This series features short films produced by both professional and amateur filmmakers worldwide. Contracts with the host of the show and with some of the featured producers have already been signed. The LA Food Scene, which is a show that takes viewers into the world of food not previously experienced, is scheduled to begin airing the first quarter of 2004.
The Vegas Variety Show, which is a variety show that will originate from the showroom of a Las Vegas casino located on the Strip, is scheduled to begin airing during Spring 2004. The Adventures of Unit 28, which is a adventure/educational show exploring man-made and natural wonders of the world, is scheduled to begin airing during the second quarter of 2004. Omni and Eclectic are in the final stages of negotiations with WAMC for the licensing of an animated situation comedy entitled Bug House Rock. The program is scheduled to be aired during prime time (between 8:00 p.m. and 11:00 p.m. Eastern Standard Time). As time progresses, we plan to research the marketplace and develop new ideas for our audience.

Planned Omni Content Licenses and Licensing Fees
------------------------------------------------

For at least the next year, Omni plans to continue structuring as many revenue-sharing licensing agreements possible. These agreements make it possible for Omni to retain as much cash as possible for other activities. Once Omni programs are covered by Nielsen ratings, we plan to switch to flat licensing fees.

Planned Omni Affiliates
-----------------------

Omni plans to increase our affiliate base with larger stations in the top fifty markets. This will be accomplished by increasing the awareness of our network, which comes in time, and by offering more programs of interest to our target audience. Additionally, when feasible, we will purchase time on certain stations to assure that our programs are aired in the desired time slots. Our affiliates person is responsible for identifying affiliate opportunities, and negotiating agreements. Additionally, Omni plans to continually look for television stations to purchase or lease as an alternative way of increasing our number of affiliations. Our primary objective is to reach 70% of the total American households, which equates to 70 million households covered.


Planned Omni Affiliate Agreements
---------------------------------

Omni plans to continue seeking barter arrangements with its affiliates, but will pay for airtime when necessary. We believe that, as there is an increased awareness of the network and our programming strategy, Omni should be able to negotiate more favorable affiliate agreements.


Planned Omni Products and Services
----------------------------------

Omni plans to transition from direct-response advertising, and focus more on program sponsorship and commercial spot sales. By increasing our coverage to the top fifty markets, reaching 70% of the US households and a Nielsen rating of just one point, Omni will be able to increase our advertising rates from $3,000 per thirty-second spot to approximately $10,000 per thirty-second spot. To that end, we are actively working on achieving 70% coverage. When we deem it appropriate, we will subscribe to the Nielsen ratings service, which should occur by the time that we reach 65% coverage.


OMNI FUNDING REQUIREMENTS
-------------------------

Omni is in need of additional funding to expand our broadcasting operations at a more rapid pace. The company has begun generating revenues from advertising sales, and is currently negotiating program sponsorship with advertisers. Raising additional capital will greatly increase the speed in which we can increase our affiliate base to cover 70% of the market and begin being rated by Nielsen. (Note: Nielsen rating is a paid subscription service, and can be started at any time. However, until our coverage increases, it is not practical to pay for the service.) Also, with addition funding, we will be able to secure addition content at a much faster rate, which will allow us to increase our broadcast hours. In order to fully implement our business plan for Omni, we are in need of approximately $600,000. If, for some reason, we are unable to obtain the needed funding, we will still continue to grow, but at a slower pace.


ECLECTIC ENTERTAINMENT
----------------------

Eclectic is responsible for producing television programs and feature films, and for distributing television programs, feature films and music. While the majority of the television shows will be produced for Omni Broadcasting, feature films will be produced for theatrical release, and may or may not be aired on Omni.

CURRENT ECLECTIC OPERATIONS
---------------------------

Eclectic is currently involved in the production and/or development of a variety of television, film and music related activities. The current activities are described below.


Current Eclectic Television Program Production
----------------------------------------------

Eclectic is currently producing The MovieTime Showcase, a program featuring movies from independent producers and distributors. The show is airing on the Omni Broadcasting Network. Six of thirteen episodes currently scheduled for production are complete. The remainder will be finished by the end of October 2003.

The Mini Movie Hour, a one-hour program featuring quality short films produced by professional and amateur filmmakers worldwide, is currently in development. Every year, well known, and not so well known filmmakers make thousands of hours of films that are seen by only a select few. This program is designed to bring these treasures to the general public, and provide commentary to viewing audience. Eclectic is developing thirteen episodes initially, and will then produce an additional twenty-six. The Mini Movie Hour is scheduled to begin airing on Omni in November 2003. The budget for this project is approximately $22,000 for thirteen episodes. Eclectic is fully financing this project.

Eclectic is also developing The Vegas Variety Hour, a one-hour revisit to the variety days of yesteryear in this updated version showcasing the types of variety acts our parents grew up with. Not unlike the Ed Sullivan Show, each program will feature a combination of new talent and seasoned professionals. Unlike the shows currently airing, there will be no competition component in the program, just good old-fashioned entertainment for the entire family. We are currently considering two major Las Vegas casinos from which to originate the program, and have begun negotiations with one of them. We expect negotiations with the casinos to be completed by the middle of October. The budget for this project is $1.5 million for thirteen episodes. Eclectic will finance approximately 25% from this offering, 25% will be financed from presales in foreign markets and sponsorships, and the remainder will be financed by third-party investors. We are currently negotiating with the investors.

Eclectic is currently developing a cooking show called The LA Food Scene. This one-hour cooking extravaganza is set in Los Angeles. Not only will viewers learn the secrets of creating a great meal, but also our host will take them into the glamour and glitter of the world of food in Hollywood. This show will take viewers to the tables of the most exciting and fun events around town. Eclectic has produced promotional material, which includes both print and video presentations, and is preparing to begin taping the first thirteen episodes starting the first week of December 2003. The projected budget for this project is $390,000. Eclectic will finance approximately 50% of the budget from this offering, and with balance will be financed through foreign presales, sponsorships and product placement.


Current Eclectic Feature Film Production
----------------------------------------

Eclectic currently has no feature films in production. However, we are in the process of packaging two feature film projects. "Packaging" entails taking a script or story and adding elements that will be attractive to potential investors and distributors. Elements include certain key actors, Directors, Producers, etc. None of the funds raised through this offering will be used to produce feature films. Film production financing will come from outside sources.

Eclectic is currently in the process of structuring a limited partnership. The purpose of the partnership is to raise between $40 million and $60 million to produce a package of no less than seven low-budget feature films. The average budget of each film will be between $1 million and $10 million. Additionally, a portion of the funds will be used to acquire film libraries. The films in the libraries will be distributed through various outlets such as premium cable channels, pay-per-view, home video, etc. Limited partnership documentation is still being prepared. Our overall business plan will be unaffected if we are unable to raise the funds for this project.


Current Eclectic Television Program and Feature Film Distribution
-----------------------------------------------------------------

At this point, Eclectic has no products to distribute. However, we are finalizing an agreement with WAMC to market our television film projects to foreign markets. WAMC specializes in television and film financing and distribution in Europe and Asia. Currently, Omni is finalizing agreements to license content that they control. Part of our agreement includes WAMC identifying foreign financing and securing presales. The contract should be finalized in October 2003.

Eclectic is currently in discussions with a number feature film distributors. The purpose of the discussions is to structure a distribution deal making it possible for the distributor to release Eclectic's films through their theatrical outlets, with no financial exposure to the distribution company. Interest has been expressed, but no contracts have been signed at this time. If we are unable to come to an agreement with the film distributors, it will not have a negative impact on our overall operations.


Current Eclectic Music Distribution
-----------------------------------

Eclectic has formed two record companies - Retro Records and Eclectic Recording Artists. Retro Records specializes in distributing music of recording artists who do not currently have a recording contract with a record label, but have previously sold between 500,000 units (gold album sales level) and 1,000,000 units (platinum albums sales level). Additionally, the artist must be currently involved in the music industry in a capacity other just than recording records - for example, making personal appearances and performing as a guest artist on other performers' albums. We are currently negotiating agreements with artists whereby they produce an album at their own expense, and Eclectic will distribute, promote and market the product. Proceeds from the sale of the product will be divided on a 50/50 basis. The projected cost to Eclectic is $30,000 per product. We will release no more than three projects initially. Advertising is not included in the cost because the Omni Network and Products On Demand will be the primary advertising outlet. The projected release date for the first album is Spring 2004. Funds from this offering will be used for this project. If we do not successfully enter into agreements with artists, it will negatively impact our music distribution operation, but will not negatively impact the overall operations of the company.

Eclectic Recording Artists is responsible for marketing and distributing music that will be used on feature film and television series soundtracks. Additionally, in special situations, Eclectic Recording Artists will release music performed by a select number of new artists. Eclectic does not currently have product to distribute through Eclectic Recording Artists.

Eclectic is currently in negotiations with a major music distributor. The purpose of the negotiations is to structure a music distribution deal making it possible for the distributor to release Eclectic's soundtracks and music projects through its outlets, with no financial exposure to the distribution company. Under this agreement, the distributor will receive a fee for selling through its distribution channels. Eclectic will not pay the distributor any advance fees for its services. Instead, the company's fee will be deducted prior to disbursing funds to Eclectic. All marketing and promotion expenses will be borne by Eclectic. Additionally, Eclectic will be able to cancel the agreement at any time, and will not be obligated to distribute our product through the company. If we are unable to reach a final agreement with the distributor, it will negatively impact our music distribution operation, but it will not have a negative impact on our overall operations.

Current Eclectic Products and Services
--------------------------------------

To date, Eclectic has not generated any revenue. Our primary function has been to support the efforts of the Omni Broadcasting Network. Eclectic expects to generate a minimal amount of revenue from our television production activities since we are providing content in-house. However, the content that we are developing, such as The Vegas Variety Hour, The LA Food Scene and The Adventures of Unit 28, is designed to appeal to foreign markets. WAMC, our foreign distributor is providing Eclectic with information about their markets in order to assist in creating a more worldwide appeal.



PLANNED ECLECTIC OPERATIONS
---------------------------

Eclectic plans to increase the activities in all of the areas in which we are involved. Below is a detailed description of our planned operations.


Planned Eclectic Television Program Production
----------------------------------------------

In addition to the projects currently in production and development, Eclectic is in the process of developing a program entitled The Adventures of Unit 28, which is a one-hour show geared toward kids, but will be of interest to adults as well. Similar to the series Mission:
Impossible, the program centers around two of a group of twenty-eight agents who secretly work for a scientific center. Each week, the agents receive instructions to explore and report on various natural and man-made phenomena throughout the world. Once the information is obtained, it is loaded into a computer database that can actually be seen by viewers on the website. The projected budget for this project is $1.9 million for thirteen episodes. None of the funds raised through this offering will be used for the production of this program. We plan to raise funds from outside sources, and through product placement, sponsorship and presales in foreign markets. If funds are not successfully raised for this project, it may negatively affect the project, but will have no negative impact on our overall operations.

Eclectic is finalizing an agreement with WAMC for the co-production of an animated situation comedy entitled Bug House Rock, which will air on the Omni Broadcasting Network. The basic terms of the agreement is that WAMC and Eclectic will each raise half of the production budget, which is currently set at approximately $5.6 million for twenty-six episodes. None of the funds raised through this offering will be used toward the production of the program. Eclectic plans to raise the funds for this project through other sources, and through product placement, sponsorships and presales in foreign markets. If funds are not successfully raised for this project, it may negatively affect the project, but will have no negative impact on our overall operations.


Planned Eclectic Feature Film Production
----------------------------------------

Eclectic plans to produce a minimum of two feature films per year beginning in Summer 2004. We are continually reviewing scripts, meeting with producers and forming strategic alliances. Producers who have raised a portion of the budget for their film projects, and are seeking assistance from Eclectic to raise the remaining amounts through our relationships are approaching us. We are also continually talking to companies specializing in securing funds from foreign sources. If we are unable to accomplish our goal of producing two films per year, it will negatively impact the profitability of Eclectic's film production operations, but will not negatively impact our overall operations.


Planned Eclectic Television Program and Feature Film Distribution
-----------------------------------------------------------------

Eclectic is planning to distribute all of the content that we produce to various cable networks. For example, we believe that The LA Food Scene will be of interest to the Food Network, and that The Adventures of Unit 28 will be of interest to The Travel Channel and to one or more of the channels targeting children. This activity will begin as soon as we have completed product. There is no additional expense to Eclectic associated with this activity.

Eclectic is also planning to distribute all of our content to foreign markets. WAMC, based in France; Beyond Distribution, based in Australia; and MarVista Entertainment, based in America have all indicated an interest in distributing our television programs to foreign markets. Eclectic is currently in the process of finalizing an agreement with WAMC to represent us in certain foreign territories.
This activity will begin as soon as we have completed product. There is no additional expense to Eclectic associated with this activity.

Eclectic is planning to distribute feature films to foreign markets, and through outlets such as pay-per-view, home video, premium cable networks and broadcast television. When distributing product to television, Eclectic will strive to make the best financial deal for the overall company. This means that, in many instances, a feature film will air on another network prior to airing on Omni.


Planned Eclectic Music Distribution
-----------------------------------

Eclectic plans to release one new recording project from ten artists annually beginning in the third quarter of 2004. Additionally, we plan to release performance DVD's through the same distribution channels use for CD's. The estimated budget for this activity is $400,000 for all ten projects. If we are unable to accomplish this activity, it will negatively affect the profitability of Eclectic's music distribution operations, but will not impact our overall operations.

At this time, Eclectic has not generated any revenue from the distribution of music. However, we estimate that, of the product distributed through Retro Records, between 100,000 and 200,000 units will be sold worldwide by each artist signed, at an album wholesale price of $8.00 per unit. These estimates are based on the fact that each artist signed has previously had gold and platinum album sales, and are continually making personal appearances and performing on other artists' albums. Given the fact that the artists have sustained a level of popularity with their core audience, and the competition among the demographics of our artists is not as competitive as it is with younger demographic, sales should be as projected. After paying the distribution fee, revenue will be shared with the artist on a 50/50 basis. Donald Wilson, the president of Eclectic, developed these estimates. Mr. Wilson has been an entertainment attorney for more than twenty years, and has specialized in the music industry. Moreover, he has previously served as the president of Qwest Entertainment.


ECLECTIC FUNDING REQUIREMENTS
-----------------------------

Eclectic will require approximately $800,000 in order to expand our operations, and implement the aforementioned activities. If the proceeds are less than this amount, the plan will still be implemented, but at a slower rate. If no funds are raised, we will focus primarily on producing television programs for Omni, and less on feature film production. Additionally, we will continually distribute properties that we produce.



PRODUCTS ON DEMAND CHANNEL
--------------------------

POD is a cable and broadcast television network designed to deliver informational and direct-response programming to audiences throughout the United States. The company's primary business is providing companies the ability to air 30-minute infomercials to a national audience, and affording independent producers and distributors the ability to air programming to the general market.


CURRENT POD OPERATIONS
----------------------

POD began broadcasting February 2003. It that time, it aired infomercials 168 hours per week (24 hours a day, 7 days a week). POD currently broadcasts 162 hours per week, Omni using the remaining 6 hours.


Current POD Programming
-----------------------

The programming currently aired on the Products On Demand Channel is long-form and short-form direct-response advertising. A direct-marketing company is one that sells products directly to the public through the use of toll-free telephone numbers, and via the Internet. Long-form advertising, also known as "infomercials," is advertising that is normally twenty-eight minutes, thirty seconds in length. Short-form advertising is 15, 30, 45, 60, 90 or 120 seconds in duration. POD is also airing programming originating from the All Sports Television Network, a small network located in Fort Worth, Texas.


Current POD Affiliates
----------------------

The POD affiliate base is different from the Omni affiliates base. That is, some stations are Omni affiliates and not POD affiliates, and vice versa. However, there are a number of stations are affiliates of both networks. POD's current affiliate base consists of a combination of independent television stations, and small broadcast and cable television networks. POD programming currently reaches approximately 25 million households during various times of the day, with additional affiliates continually being added. Our affiliates coordinator will maintain a database of POD affiliates, which includes their locations, the number of households they reach and the hours that they air POD programming.

Similar to Omni, POD programming can be viewed on broadcast television stations, basic cable television stations, digital cable television stations. The cable systems that POD programming is being aired on include Time Warner Cable, Adelphia, Charter Communications, NCTC, Cable One and Comcast. Our programming can also be seen over the broadcast airwaves in Alabama, Arkansas, Arizona, California, Florida, Georgia, Iowa, Idaho, Illinois, Indiana, Louisiana, Michigan, Missouri, Mississippi, North Carolina, New Jersey, Nevada, New York, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Washington and Wyoming.

POD delivers programming via satellite. It leases time from Omni, which has a contract with Jones Media, which is located in Englewood,
Colorado.   POD also use the services provided by Jones to send our
programming up to the satellite. Once it is on the satellite, our affiliates have the ability to capture the feed, and broadcast it to their audience. As Omni expands its broadcast hours, POD's broadcast hours will decrease. Once Omni is broadcasting fully, POD will still have 136 hours of airtime available for sale.


Current POD Affiliate Agreements
--------------------------------

POD's affiliate agreements are normally pay a fee for the airtime on the affiliate station. However, we are in the process of developing relationships with broadcast and cable stations. These special agreements are structured whereby Omni allows a station to carry its programming in exchange for carrying an equal amount of POD programming at no charge.


Current POD Products and Services
---------------------------------

The sole product being offered by POD is airtime. Like Omni, it provides businesses the ability to have their products and services seem by a nationwide audience. POD has identified three types of entities as our target markets - direct-response companies, independent producers and distributors, and small television networks.

We use the services of Infomercial Sales, Inc. (ISI), located in Las Vegas, Nevada to assist in direct-response sales. (a direct-response advertiser was defined under the Omni Products and Services section). ISI has been in the business of selling long-form advertising (infomercials) for more than a decade. When POD began broadcasting in February, ISI was instrumental in securing direct-response advertising for the network. Our agreement with ISI is that they receive a 15% commission for all sales that they generate. It is non-exclusive, and may be cancelled at any time. There is no written agreement.

In addition to offering time to direct-response companies, we have begun contacting producers and distributors of television programs, and offering them time on POD. Many of these individuals believe that they have a product that has mass appeal, but do not have a way of making it available to the public. POD is offering them that capability. For a flat fee, a producer can have their product aired on POD. It is their sole responsibility to secure advertisers or sponsors, and they retain all revenue generated by their program. Although POD does not engage in censorship, we do require certain standards that are normal for broadcast networks and television stations. POD has just begun offering this service, and has not generated any revenue from it to this point.

The third revenue source is from small television networks. There are a number of regional broadcast and cable television networks around the country. Moreover, companies are attempting to enter into the industry continually. One of the major problems is the absence of an affiliate base. For a flat hourly fee, POD offers airtime to these networks. It is their sole responsibility to secure advertisers or sponsors, and they retain all revenue generated by their program. Again, although POD does not engage in censorship, we do require certain standards that are normal for broadcast networks and television stations. POD currently has an agreement with the All Sports Television Network (ASTN). Under the agreement, ASTN buys 12 hours of time per day from POD. The contract is for a period of one year. POD cannot cancel the agreement, but change the hours of broadcast with a 30-day notice. The agreement was entered into July 2003.

POD is currently in negotiations with two cable networks that are interested in buying time as well. We expect the negotiations to be complete by the beginning of November 2003.


PLANNED POD OPERATIONS
----------------------

POD plans to continue broadcasting 136 hours per week. If the demand for our services increases, we might elect to obtain an additional satellite uplink, and have both and East Coast and a West Coast feed.


Planned POD Programming
-----------------------

POD is planning to continue airing paid programming from direct-response companies, independent producers and distributors, and small broadcast and cable networks. Additionally, once Retro Records begin releasing music on its label, POD will begin airing promotional programs and specials produced by Eclectic to promote the products.


Planned POD Affiliates
----------------------

POD plans to continue increasing its affiliate base. Unlike Omni, the affiliate base can only increase by buying additional time from various stations and cable systems. POD's goal is to have an affiliate base consisting of no less than 60 million households by the third quarter of 2004. The cost to accomplish this will be approximately $1.2 million annually. If we are unable to achieve our goal, POD will continue to operate at its current capacity and not reach its growth potential.


Planned POD Products and Services
---------------------------------

POD plans to continue offering airtime to direct-response companies, independent producers and distributors, and television networks.
However, we plan to focus more attention to the producers and distributors, and the television networks. We believe that these two segments will result in greater revenues because, unlike direct-response advertisers, they are not strictly performance-based industries.

However, POD will still be profitable if we are unable to shift our target market away from direct-response advertising.


POD Funding Requirements
------------------------

POD needs additional funding to expand its broadcasting operations at a more rapid pace. The company has begun generating revenues from advertising sales, and is currently negotiating agreements with two small cable television networks. Raising additional capital will greatly increase the speed in which we can increase our affiliate base. In order to fully implement our business plan for POD, we are in need of approximately $600,000. If, for some reason, we are unable to obtain the needed funding, we will still continue to grow, but at a slower pace.


PRODUCT DEVELOPMENT
-------------------

We are continually performing research. Our research involves the following:

* Constantly monitoring the current and upcoming programs on the other television networks. (Our executives subscribe to a myriad of industry publications.)

* Identifying producers and distributors to determine the availability of content.

* Reviewing box office receipts for newly released feature films, and classifying them based on genre and budget size.

*    Reviewing industry articles for sales by content

* Viewing tapes of television programs and feature films for potential airing on the network.

* Talking with agencies for availability of clients for being in programs

* Reading scripts for consideration as feature films and television series.

* Attending film screenings to determine what is in the marketplace, to look for ideas, to review the performances of various talent, etc.


INDUSTRY ANALYSIS
-----------------

Contained in this section is information about the overall television industry and the existing television networks.

A.	Television Stations

In July 2003, the Federal Communications Commission (FCC) announced that as of the second quarter of fiscal year 2003, a total of 4,447 television broadcast licenses were issued. The total consisted of 1,345 commercial VHF and UHF stations, 381 educational VHF and UHF stations, 600 Class "A" VHF and UHF stations, and 2,121 low-power VHF and UHF stations. Since an FCC broadcast license is not required to broadcast on cable television, the FCC statistics do not include stations that broadcast only on cable television. The term "low-power" (LP) refers to the power of a station's broadcast signal. Although a low-power station has a limited reach over the airwaves, cable companies have made it possible for LP stations to greatly increase their exposure. TBS in Atlanta and WGN in Chicago are prime examples of LP stations that became "super stations" by being aired on cable systems.

Although some LP stations have state-of-the-art facilities, many have very basic broadcast equipment. The major equipment necessary for a television station to broadcast is an antenna and a transmitter. It is not uncommon for LP stations to be housed in an owner's home or garage. Unless a station actually develops its own programming, cameras and studio equipment are unnecessary. Due to the limited area covered by low-power stations, and the limited revenue that can be generated, most LP station owners do not have the resources or desire to produce original programming. In many cases, except for local news and shows relating to the community, most commercial stations also refrain from producing much of their own programming. This is also due to expense associated with producing a quality product.

B.	Television Networks

TVRadio World, an industry trade publication, reports that there are currently twenty-three national television networks in existence. The following is a breakdown of the types of programming being provided.

General Market Programming  9 networks   Hispanic Programming       4 networks
Religious Programming       4 networks   Home Shopping Programming  3 networks
Music Programming           1 network    Infomercial Programming    1 network
Public Broadcasting         1 network

The major providers of original general market programming are ABC, CBS, NBC and Fox. Primarily full-power television stations air their programming. PAX, UPN and The WB provide programming primarily to commercial stations and larger low-power stations. America One (A1) and the American Independent Network (AIN) are the primary providers of general market programming to low-power stations. Normally, if an LP station seeks an affiliate relationship, A1 or AIN is contacted. If no affiliate station exists in the station's market, terms are negotiated. Although there are no regulations banning more than one station airing a network's programming in the same area, affiliates prefer an exclusive relationship.

During prime-time hours, UPN and The WB air programming that is primarily designed for a young audience. PAX broadcasts programming consisting primarily of old television series and specialty shows. PAX recently reduced its California sales and marketing staff by 60%, and relocated the remaining staff to Florida. Additionally, it has reduced the amount of entertainment programs being broadcast, and replacing the programs with infomercials. America One and AIN programming primarily consists of public domain films and television series dating back to the 1920's, 1930's and 1940's. AIN has experienced major managerial and financial problems, and filed for Chapter 11 bankruptcy protection. Our management team believes that the situations in which both PAX and AIN finds themselves has created a greater opportunity for a new general-market television network.

The Product Information Network (PIN), which was formed as a result of a joint venture between Jones Media and Cox Communications, is currently the only infomercial network. PIN focuses on broadcasting infomercials and other forms of paid programming on broadcast and cable television 24 hours a day. Recently, PIN was sold to Access Television Network, which broadcasts infomercials on cable television systems 24 hours a day. After acquiring PIN, Access television fired all but two employees and began reorganizing the company. Many of PIN's broadcast affiliates have terminated their contracts. Our management team believes that this situation creates an opportunity for another infomercial company to enter the market.

COMPETITION
-----------

As with any industry we are faced with competition. The film and television production and broadcasting industries have an enormous amount of large and small production companies and distributors. These companies range from networks such as ABC, NBC, CBS, FOX and UPN, to independent television stations, to major film studios such as Universal and Warner Bros.

Broadcasting - Omni Broadcasting Network
----------------------------------------

Although Omni Broadcasting has limited capital, and is newly formed, we have the ability to compete in the market successfully. The primary factors that lead to our ability to compete is centered on: 1) the smaller television stations and 2) independent and foreign television/film producers. Both are addressed below.

Television Stations
-------------------

The vast number of broadcast television stations (more than 4,000 television stations), and the limited number of network affiliations available (7 major broadcast networks) has resulted in smaller stations not having any type of affiliation with a television network.
Affiliation is considered important by most stations because many cannot afford to air original or quality programming to their audiences, which results in low viewership. Low viewship results in limited revenue generated by the station as well as the inability to have a position on their local cable company. Many stations are relying on broadcasting old movies and television series produced in the 1930's to 1960's that are in the public domain, as well as poorly- produced local programming.

Independent Television/Film Producers and Foreign Television/Film Producers
---------------------------------------------------------------------------

Every year, companies not affiliated with television stations or networks produce hundreds of television programs and motion pictures worldwide. In the past, the major networks licensed the properties for broadcasting. However, because the Federal Communications Commission rescinded its regulations barring television networks from owning production companies, all of the major networks both produce and broadcast television programs. This situation has resulted in independent producers having far fewer outlets.

The two situations above have resulted in Omni Broadcasting, a television network with very limited resources, being able to effectively enter into the market. Omni has successfully negotiated licensing deals with independent producers and production companies worldwide to air their programming on our network. The types of contracts vary - some require an upfront licensing fee, some involve a revenue-sharing model with a back-end licensing fee guarantee and others are solely revenue-sharing. As a result of the being able to successfully negotiate licensing agreements for programming, Omni has had, and continues to have independent television stations wanting to become network affiliates.
The primary reason is because we have the ability to offer them programming that is much newer than what they are currently broadcasting, and programming that cannot be seen elsewhere. Moreover, because our objective is to cater primarily to adults twenty-five years of age and older, but broadcast only content that is suitable for family viewing, we have become a welcome alternative to television stations that wish to offer programming based on that concept. Our model is in place, and is rapidly growing. As of September 30, 2003, during various times of the day, Omni is reaching approximately 40,000,000 households. We are currently negotiating affiliate contracts that will result in us reaching approximately 50,000,000 households by November, and 70,000,000 households by Spring 2004. Currently, Omni Broadcasting can be seen on broadcast (over-the-air) television, basic cable, digital cable, and on Direct TV, the Dish Network and Echostar.

Our competitors, which are the broadcast television networks, have a major advantage over us because of their financial resources and because of name recognition. Because of their financial position, they have the ability to obtain the best resources that money can buy, and to continually promote their company and the television programs that they broadcast. Omni is unable to do this, which results in a much slower growth. Name recognition is very important because it affects not only the types and sizes of deals that can be structured; it also affects the availability of financial support. Since Omni, to this point, is not a recognized name, raising capital for projects is much more challenging than it is for major networks.

Although Omni has a major disadvantage when compared with the larger established networks, we do not believe that it will serious impede our growth because we are targeting an audience that is, for the most part, underserved by the major networks. Additionally, we are utilizing distribution outlets that are being ignored and product (programming) that is being overlooked.


Broadcasting - Products On Demand Channel
-----------------------------------------

The Products on Demand Channel (POD) concentrates on selling broadcast time to infomercial companies and independent producers and distributors. Our primary competitors are television stations and cable companies. Our competitive edge over television stations is that we afford companies seeking to buy time the ability to do "one stop shopping." That is, rather than negotiating deals and purchasing air time station by station, by making one purchase on the Products On Demand Channel, they obtain national coverage. Moreover, because POD is new, in certain cases it is much less expensive to buy airtime from POD. We also have a competitive advantage over cable companies because we offer buyers the ability to have their products and productions seen on both all forms of broadcast media - over-the-air, basic cable, digital cable, and Direct TV, Echostar and Dish Network. Although we have very limited financial resources, POD has, and continues to broadcast our programming by successfully negotiating deals with television stations and regional television networks to carry our programming. POD has been broadcasting since February 2003.

The larger television stations and cable companies have an advantage over us because they have the financial resources to promote themselves, giving them the much greater name recognition. Those entities also have the ability to hire the staff required to actively seek out potential advertisers.

We do not believe that our competitors' strengths will adversely affect our efforts to grow in this market. An article dated September 29,2003 in Television Week magazine indicated that mainstream companies such as General Motors, BMW, Tropicana, Bissell, Radio Shack and Dell are beginning to broadcast infomercials. As a result, prices are rising, which will result in the traditional infomercial advertisers being priced out of the market. This situation makes it possible for POD, with our competitive pricing, to begin focusing on the smaller advertisers.

Production - Eclectic Entertainment
-----------------------------------

Eclectic Entertainment's primary competitors are television and film production companies. Eclectic is in a very unique position because, unlike most television production companies, we have our own television network, which guarantees distribution. Additionally, we have the capability to heavily promote any feature film that we release.

Television Distribution
-----------------------

The primary objective of any television producer is to get their program aired. As previously mentioned, because the major networks have their own in-house production companies, they do not have an incentive to buy outside programming. Also, since the broadcast networks, or their parent companies own most of the major cable networks, independent producers are finding it more difficult to place products on cable. However, Eclectic does not have that problem. All of the television programs currently in development have a guaranteed distribution outlet on Omni. The primary reason for this is that all of the programs are developed using two primary criteria - developing programming that will be of interest to Omni's target market, and develop the program designed to appeal to an international audience. We believe that we have met both criteria. In addition to airing on the Omni network, we are in negotiations with two companies that want to market our shows in Europe and Asia. Currently, we have one program, called "The MovieTime Showcase," that is airing on Omni, and "The Mini Movie Hour" that is scheduled to begin airing in November, 2003.

Feature Film Promotion
----------------------

Once a feature film is produced, the primary expense associated with the film's distribution is prints and advertising (P&A). The cost of prints (copies of the film that go to the theatre for showing) is relatively nominal. The major expense is the cost of advertising. If there is a limited budget for advertising, theatres are reluctant to show
the film.   Many independent films are made, but very few are ever shown in movie theatres because of the lack of money for P&A. Eclectic does not have the same problem experienced by most filmmakers because we have Omni. The Omni Broadcasting Network affords us the ability to heavily promote any feature film that Eclectic produces. Through the use of commercial spots within our shows and infomercials, we can promote our films in a way that would normally cost millions of dollars.

As with the other two OBN subsidiaries, the major advantages that our competitors have are strong financial resources and name recognition. Their financial resources give them the ability to promote themselves and develop new projects more quickly. Name recognition makes it easier to secure funding for projects from individual investors and commercial lenders.

Major studios might have an adverse affect because there are a finite number of movie screens on which feature films can be shown. Since Eclectic will be producing low budget films ($1,000,000 to $10,000,000), our films will not be shown in as many theatres. However, because our budgets will be low, the amount of time it should take to begin making a profit is much shorter than for large budget films.

PATENTS AND TRADEMARKS
----------------------

The Company currently has a variety of trademarks, service marks and trade names. OBN Holdings and its three subsidiaries - Omni, Eclectic and POD - all have logo designs, website addresses and websites. Logo designs and website addresses have also been created for Eclectic Entertainment's productions - Vegas Variety Hour, Mini Movie Hour, Adventures of Unit 28, MovieTime Showcase and LA Food Scene have also been developed. Logo designs for Eclectic Entertainment's two record companies - Retro Records and Eclectic Recording Artists are currently under development.

The Company has either registered, or is currently in the process of registering the logo designs with the United States Patent and Trademark Office.


LEGAL PROCEEDINGS
-----------------

Neither OBN nor any of its subsidiaries have ever been involved in litigation, nor is there any litigation pending.

EMPLOYEES
---------

As of the date of this prospectus we will have a total of six (6) full-time employees, including five (5) serving in executive capacities and 1 in administration. We presently do not have any labor union contract between with any union nor do we anticipate unionization of our personnel in the foreseeable future. We believe our relationships with our employees are good.

DESCRIPTION OF PROPERTY
-----------------------

Our principal office facility is presently located in a temporary office pending building out new space in the same office complex. The current principal office is a 200 square foot facility located at 8275 South Eastern Avenue, Suite 200, Las Vegas, NV 89123. We lease this office at a rate of $400 per month under a lease that runs through August 2003 at which point our lease will be converted into a one-year lease. Additionally, we lease approximately a 1,500 square foot facility located at 4233 Wilshire Boulevard, Suite 300, Los Angeles, CA 90010. Our lease runs through 2008 and provides for rent at an annual rate of approximately $39,000, with an annual increase based on the consumer price index.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND/FINANCIAL DISCLOSURE.
-------------------------------------------------------------------------

Not applicable.

                                   MANAGEMENT

Directors and Executive Officers

Our directors, executive officers and key employees are as follows:

                                                                    Director
Name                   Age    Position                              Since
----                   ---    --------                              --------
Roger Neal Smith        51    President and CEO, OBN Holdings, Inc.   2003
                              Director

Larry Taylor, PhD       51    CFO, OBN Holdings, Inc.                 2003
                              Director

Dennis Johnson          58    President and General Manager,          2003
                              Omni Broadcasting Network, Inc.
                              Director

Donald Wilson, Esq.     49    President, Eclectic Entertainment, Inc.  N/A

Anita L. DeFrantz, Esq. 50    Director                                2003

Barry Allen             63    Director                                2003

Angela Oh, Esq.         48    Director                                2003

Dennis Severson         48    Director                                2003





Roger Neal Smith. Mr. Smith has served as our President and CEO since inception and has been responsible for creating and managing all of the operations of OBN and its subsidiaries. From 1996 through 2000 Mr. Smith served as a financial consultant for Salomon Smith Barney and was responsible for managing the investments of his clients, which included individuals and businesses throughout the world.

Larry Taylor, PhD. Dr. Taylor became our CFO in April 2003 and has been responsible for accounting, tax preparation and planning. From 1989 until joining us Dr. Taylor was the owner of The Creighton Group where he was responsible for all management activities, including accounting, tax preparation and planning. Dr. Taylor previously served as a Senior Manager in the consulting practice with Ernst and Young (during his tenure, he was with Arthur Young), and with Deloitte and Touche.

Dennis Johnson. Mr. Johnson began serving as President and General Manager of the Omni Broadcasting Network, a wholly owned subsidiary of OBN Holdings, in April 2003. From 1998 until joining us, Mr. Johnson operated Dennis Johnson Productions, a film and television production company that had a "first look" deal with Showtime Networks. From 1985 until 1998 Mr. Johnson worked for Showtime Networks, Inc. As Senior Vice President at Showtime Networks, Mr. Johnson was responsible for development and production of all original programming, including budgets, post-production, press, and on-air and direct marketing campaigns. Prior to his position with Showtime Networks, he served in executive positions at the ABC and NBC television networks.

Donald Wilson, Esq. Mr. Wilson began serving as President of Eclectic Entertainment, a wholly owned subsidiary of OBN Holdings, in April 2003. Mr. Wilson specializes in all areas of entertainment law and represents clients from the recording, film, television, book publishing and sports industries, and has been running his private practice since 1987. He began his career in 1979 at the law firm, Mason & Sloane. In 1983, he joined Quincy Jones Productions where he was instrumental in promoting and developing We Are the World, The Color Purple, and Michael Jackson's Thriller and Bad albums. In addition, he was the Executive Producer of the award winning Frank Sinatra documentary, Portrait of an Album. In 1986, Mr. Wilson capped his tenure at Quincy Jones Production as President of Qwest Entertainment Company, which is the parent organization of Quincy Jones Productions.


Anita L. DeFrantz, Esq.  Ms. DeFrantz began serving on our board of
directors in June 2003.   From 1985 through the present Ms. DeFrantz has
served as the President and a member of the Board of Directors of Amateur Athletic Foundation of Los Angeles, a non-profit foundation. She has also served from 1986 through the present as a member of the International Olympic Committee and from 1976 through the present as a member of the Executive Board of the United States Olympic Committee. Additionally, from 1994 through the present she has served as the President of Kids In Sports, Los Angeles, a non-profit foundation that works with children in sports.

Barry Allen. Mr. Allen began serving on the Company's board of directors since August 2003. Since 1998 he has operated International FieldWorks, Inc., a management consulting firm, and hold the title of CEO. Additionally, since 2000, Mr. Allen has served as Vice President of RxDispense, Inc. His responsibilities include business development, advisory committee development, partnership development and development of professional service providers.


Angela Oh, Esq. Ms. Oh became a member of the Company's board of directors since August 2003. She has been a partner with the law firm Oh & Berra since 2002. Ms. Oh's community and professional involvements include serving as Commissioner to the Los Angeles City Human Relations Commission from 1996 to 2002, President of the Korean American Bar Association of Southern California from 1993 to 1994, board member of the California Women's Law Center from 1991 to 1997, board member of Lawyers' Mutual Insurance Company from 1994 to present, and Lawyer Representative to the Ninth Circuit Judicial Conference from 1994 to 1999.



Dennis Severson. Mr. Severson became a member of the Company's board of directors since July 2003. He is the Chief Operating Officer with Commerce Street Venture Group, and has served in that capacity since 2002. Prior to his position as COO, he held the position of Vice President of Business Development with Commerce Street, and served in that role from December 2000. For a period of three years, which began in 1986, he served as a financial consultant with Dean Witter, where he specialized in private placements. He has also functioned as a member of the Minneapolis Grain Exchange between 1980 and 1983, and then again from 1996 to 1999, and worked in a management capacity for the organization from 1988 to 1990.

Directors' Remuneration
-----------------------

Our directors are presently not compensated for serving on the board of directors.


Executive Compensation
----------------------

Employment Agreements


Roger Neal Smith, President and Chief Executive of OBN Holdings;
Larry Taylor, Vice President and Chief Financial Officer of OBN Holdings; Dennis Johnson, President and General Manager of Omni Broadcasting Network; and Donald Wilson, President of Eclectic Entertainment have a three-year compensation package, whereby they will receive a base salary and a maximum bonus of 100% of salary should they meet all established goals. Employment agreements for the officers were entered into on April 1, 2003.


Summary Compensation Table


The following table sets forth the total compensation paid to or accrued for the fiscal year ended June 30, 2003 to our officers. None of our executives have received a salary to date. Although the Company's operational test period began in February 2003, employment contracts with the officers were not entered into until April 1, 2003. Prior to signing employment agreements, Dennis Johnson and Donald Wilson were working with the Company as consultants. Dennis Johnson received a combination of cash and restricted stock for his services. Donald Wilson received restricted stock for his services. Roger Smith and Larry Taylor, founders of the Company, received no consideration. Accrued salaries will be paid with the proceeds of the offering.


Annual Compensation




                                             Long Term Compensation


                                                                      Long Term Compensation
                                     Annual Compensation                      Awards
                                  ------------------------------     -----------------------

Name and Principal                                                   Restricted   Securities
Position                 Year     Salary    Bonus*   Other           Stock        Options**
------------------       ----     ------    -----    ------------    ----------   ----------

Roger Smith              2003     31,250     0           0               0         146,366
CEO/President            2002       0        0           0               0            0

Larry Taylor             2003     28,750     0           0               0         134,663
CFO                      2002       0        0           0               0            0

Dennis Johnson           2003     28,750     0           0               0         134,663
Omni President           2002       0        0           0               0            0

Donald Wilson            2003     18,000     0           0               0          84,308
Eclectic President       2002       0        0           0               0            0





	*	Bonuses paid to executives are based on the entity for which the executive is responsible exceeding its projected financial goals.
	**	Represents warrants to purchase shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.


Stock Option Grants in the past fiscal year
-------------------------------------------

We have not issued any grants of stock options since inception.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of all 2,600,000 shares which may potentially be sold in connection with this registration statement, by
(i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:





                                       Number of   Percent     Percent         Shares         Percent
Name and Address of                    Shares      Before      After           After          After
Beneficial Owner<F1>                   Owned       Offering    Offering<F2>    Offering<F3>   Offering<F3>  Notes
--------------------                   --------    --------    ------------    ------------   ------------  -----
Roger N. Smith (Director and Officer)  2,049,809    30.21%      19.74%          146,366        1.41%         <F4>

Magellan Capital Management              640,000     9.43%       6.16%          100,000        0.96%         <F5>

Commerce Street Venture Group            625,000     9.21%       6.02%           95,000        0.91%         <F6>

Larry Taylor (Director and Officer)      634,663     9.35%       6.11%          134,663        1.30%         <F7>

Capitol City Investments                 480,000     7.07%       4.625                0          *           <F8>

Integrity Capital Management             465,000     6.85%       4.48%          155,000        1.49%         <F9>

Dennis Johnson (Director and Officer)    335,091     4.94%       3.23%          134,663        1.30%         <F10>

Dennis Severson (Director)               140,000     2.06%       1.35%                0          *           <F11>

Donald Wilson (Officer)                  199,915     2.95%       1.92%           84,308        0.81%         <F12>

L. G. Hancher, Jr.                       350,000     5.16%       3.37%          100,000        0.96%         <F13>

Anita L. DeFrantz (Director)              10,000       *           *                  0          *

Barry Allen (Director)                         0       *           *                  0          *

Angela Oh (Director)                           0       *           *                  0          *

All Directors and Officers as a Group  3,369,478    49.66%      32.44%          1,000,000      4.81%
(8 Persons)


---------------
* Less than 1%

<F1>
(1)	Unless otherwise indicated, the address of the beneficial owner is
c/o OBN Holdings, Inc., 8275 South Eastern Avenue, Suite 200, Las
Vegas, Nevada 89123.

<F2>
(2)	Assumes the sale of all shares registered for sale by us hereunder and no sales by the selling shareholders.

<F3>
(3)	Assumes the sale of all shares offered by us hereunder, and the sale of all shares held by selling shareholders. Warrants are not exercisable on the effective date of this prospectus and therefore are assumed to be held by the warrant holder.

<F4>
(4)	Includes 192,678 shares personally owned by R.N. Smith family members. Also includes warrants to purchase 146,366 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F5>
(5)	Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.
Managing Partner David Dozier of Magellan Capital Management has the ultimate voting or investment control over shares owned by this company.

<F6>
(6)	Includes warrants to purchase 95,000 shares of common stock that may be acquired by Commerce Street Venture Group at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus. A five-member committee has equal voting or investment control over shares owned by Commerce
Street Venture Group.  Mr. Hancher is a member of that group.

<F7>
(7)	Includes 10,000 shares personally owned by L. Taylor family
members. Also includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F8>
(8)	Ted London has the ultimate voting or investment control over shares owned by Capitol City Investments.

<F9>
(9)	Includes warrants to purchase 155,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus. A finance committee holds the ultimate voting or investment control over shares owned by Integrity Capital Management. No OBN officer or director or 5% beneficial holder is a member of the committee.

<10>
(10)	Includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.  Mr.
Johnson own 7,750 shares of stock with no lock-up period.

<F11>
(11)	Dennis Severson is an officer of Commerce Street Venture Group.

<F12>
(12)	Includes warrants to purchase 84,308 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F13>
(13)	Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

                             SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of August 18, 2003. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years.





                                Ownership of Shares of      Number        Ownership of Shares of
                                Common Stock Prior to       of Shares      Common Stock After
                                      Offering              Offered             Offering
                                      --------              -------             --------
Selling Shareholder               Shares     Percentage       Hereby        Shares     Percentage    Notes
-------------------               ------     ----------       ------        ------     ----------    -----
Roger Neal Smith                 1,857,131     27.37%         1,857,131       0             0%        <F1>
Magellan Capital Management, Inc.  640,000      9.43%           640,000       0             0%        <F2>
Commerce Street Venture Group      625,000      9.21%           625,000       0             0%        <F3>
Larry Taylor                       624,663      9.21%           624,663       0             0%        <F4>
Capitol City Investments           480,000      7.07%           480,000       0             0%        <F5>
Integrity Capital Management, LLC. 465,000      6.85%           465,000       0             0%        <F6>
L.G. Hancher Jr.                   350,000      5.16%           350,000       0             0%        <F7>
SAC Financial Management, Inc.     300,000      4.42%           300,000       0             0%        <F8>
Dennis Johnson                     335,091      4.94%           335,091       0             0%        <F9>
Dennis Severson                    140,000      2.06%           140,000       0             0%        <F10>
Donald Wilson                      199,915      2.95%           199,915       0             0%        <F11>
Keiko Smith                        115,607      1.70%           115,607       0             0%        <F12>
Teresa Elaqua                      115,607      1.70%           115,607       0             0%
Rikiya Smith                        77,071      1.14%            77,071       0             0%        <F12>
David Finke                         70,000      1.03%            70,000       0             0%
Michael Walker                      50,000        *              50,000       0             0%
Marwan T. Abboushi                  45,000        *              45,000       0             0%
Barry Robinson                      38,536        *              38,536       0             0%
Timothy Williams                    38,536        *              38,536       0             0%
Robert Armstrong                    20,000        *              20,000       0             0%
Carolyn Hajebi                      19,268        *              19,268       0             0%
Gerald Nelson                       17,500        *              17,500       0             0%
Anita L. DeFrantz                   10,000        *              10,000       0             0%        <F13>
Mashahiko Yagyu                     10,000        *              10,000       0             0%
Richard Sindicich                   10,000        *              10,000       0             0%
Tina McBride                        10,000        *              10,000       0             0%
Yeah, Inc.                          10,000        *              10,000       0             0%
Robert Kealing                       9,924        *               9,924       0             0%
Megumi Shibata                       8,000        *               8,000       0             0%
Corine Taylor                        5,000        *               5,000       0             0%        <F14>
Cory Caldwell                        5,000        *               5,000       0             0%
Creighton Taylor                     5,000        *               5,000       0             0%        <F14>
Josh Cureton                         5,000        *               5,000       0             0%
Kay Black                            5,000        *               5,000       0             0%
Natalie Caldwell                     5,000        *               5,000       0             0%
Nathan Caldwell                      5,000        *               5,000       0             0%
Robin Armstrong-Irving               5,000        *               5,000       0             0%
Takeo Suzuki                         5,000        *               5,000       0             0%
Tanisha Cureton                      5,000        *               5,000       0             0%
Tiffany Caldwell                     5,000        *               5,000       0             0%
Toshi Murakami                       5,000        *               5,000       0             0%
Charles Hayes                        3,854        *               3,854       0             0%
Norma Black                          3,154        *               3,154       0             0%



                                       48



Susan Johnson                        3,083        *               3,083       0             0%
Terral Santiel                       2,500        *               2,500       0             0%
Milano Mellon                        2,158        *               2,158       0             0%
Jacqueline Alexander                 2,000        *               2,000       0             0%
Tony Haynes                          2,000        *               2,000       0             0%
Patrick Muccio                       1,927        *               1,927       0             0%
Kokayi Ampah                         1,541        *               1,541       0             0%
Global Wealth Investing              1,250        *               1,250       0             0%        <15>
Gertrude Arrington                   1,000        *               1,000       0             0%
Sheila A. Stamps                     1,000        *               1,000       0             0%
Georgia Smith                          925        *                 925       0             0%
Kalvin Cressel                         771        *                 771       0             0%
Renae Johnson                          700        *                 700       0             0%
Cedric Carpenter                       531        *                 531       0             0%
David Nelson                           500        *                 500       0             0%
DeWayne Porter                         500        *                 500       0             0%
Kirk Gardner                           500        *                 500       0             0%
Marceil Wright                         500        *                 500       0             0%
Marcus Carpenter                       500        *                 500       0             0%
William Medlock                        500        *                 500       0             0%
Nathaniel Caldwell                     308        *                 308       0             0%
Randy Scott                            200        *                 200       0             0%
Rommel Baker                           200        *                 200       0             0%
Mayme Clayton                          154        *                 154       0             0%
Taunee English                         154        *                 154       0             0%
Samia Lee                              150        *                 150       0             0%
Dawn Johnson                           100        *                 100       0             0%
Gifty Painstil                         100        *                 100       0             0%
Patricia Johnson                       100        *                 100       0             0%
Share Lee                              100        *                 100       0             0%
Sheila E. Hale                         100        *                 100       0             0%
Stephanie Reynolds                     100        *                 100       0             0%
Sunzie Sene                            100        *                 100       0             0%
Ana Thorne                              77        *                  77       0             0%
Isadore Hall                            77        *                  77       0             0%
James Tanner                            77        *                  77       0             0%
Katy Kim                                20        *                  20       0             0%



------------------------
* Indicates less than 1%


<F1>
(1)	Roger Smith is the President and CEO of OBN Holdings, Inc. and a
Director. Includes warrants to purchase 146,366 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F2>
(2)	Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus. Managing
Partner David Dozier of Magellan Capital Management has the ultimate voting or investment control over shares owned by this company.

<F3>
(3)	Includes warrants to purchase 95,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus. A five-member committee has equal voting or investment control over shares owned by Commerce Street Venture Group. Mr. Hancher is a member of the committee.

<F4>
(4)	Larry Taylor is the CFO of OBN Holdings, Inc. and a Director.
Includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F5>
(5)	Ted London has the ultimate voting or investment control over shares owned by Capitol City Investments.

<F6>
(6)	Includes warrants to purchase 155,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus. A finance committee holds the ultimate voting or investment control over shares owned by Integrity Capital Management.

<F7>
(7)	L. G. Hancher is an officer with Commerce Street Venture Group.
Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F8>
(8)	Includes warrants to purchase 50,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus. Michael Ager has the ultimate voting or investment control over shares owned by SAC Financial Management.

<F9>
(9)	Dennis Johnson is the President  & General Manager of Omni
Broadcasting Network and a Director. Includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F10>
(10)	Dennis Severson is a Director of the Company and an officer with
Commerce Street Venture Group.

<F11>
(11)	Donald Wilson is the President of Eclectic Entertainment, Inc.
Includes warrants to purchase 84,308 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F12>
(12)	Keiko Smith and Rikiya Smith are related to the CEO of OBN Holdings.

<F13>
(13)    Anita L. DeFrantz is a Director of the Company.

<F14>
(14)	Corine Taylor and Creighton Taylor are related to the CFO of OBN
Holdings.

<F15>
(15)	Jamee Duruso has the ultimate voting or investment control over shares owned by Global Wealth Investing.

                             CERTAIN TRANSACTIONS


     In fiscal 2003, the Company issued 316,035 shares of common stock to two officers of the Company in exchange for services performed. The shares issued ranged in value from $0.15 to $2.00 per share totaling $82,934, which is recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations. The following is a breakdown of the shares issued.



Recipient        Company Position         Date of     Number       Price        Total
                                          Issuance    of Shares    Per Share    Value

Dennis Johnson   Director                 7/26/02        9,634       0.65          $6,262

                 President and General    12/1/02       28,902       0.65         $18,786
                 Manager, Omni
                 Broadcasting             1/15/03      154,142       0.15         $23,121
                 Network
                                           6/1/03        7,750       2.00         $15,500


Donald Wilson    Director                 7/26/02        3,854       0.65          $2,502

                 President                1/15/03      111,753       0.15         $16,763
                 Eclectic Entertainment


TOTAL                                                  316,035                    $82,934


     On April 1, 2003, Mr. Johnson and Mr. Wilson signed employment agreements with the company. Prior to that time, they performed services to the company in the capacity of consultants. The services performed by Mr. Johnson were primarily on behalf of Omni Broadcasting, and were related to programming, securing content and developing strategic entertainment relationships. Mr. Johnson was paid a combination of cash and stock for his services. The $0.65 per share rate recorded in July 2002 and December 2002 reflects the cash price paid for stock by third-party investors during that time period. The $0.15 per share value recorded on January 15, 2003 reflects a discounted value for the shares based on restrictions that came into force, and are currently in force, when Mr. Johnson joined the Board. Of the total 154,142 shares issued at the $0.15 rate, 50% of the shares have a lock-up period of one year, 25% of the shares have a lock-up period of two years, and 25% of the shares have a lock-up period of three years. The $2.00 per share rate recorded in June 2003 reflects the conversion of cash owed to Mr. Johnson for consulting services rendered prior to April 1, 2003. The $2.00 share price was based on the price stock was sold to third-party cash investors during that time period.

     The services performed by Mr. Wilson were on behalf of Omni Broadcasting and Eclectic Entertainment, and were related to contracts, legal matters and developing strategic entertainment relationships. Mr. Wilson was paid stock for his services. The $0.65 per share rate recorded in July 2002 reflects the cash price paid for stock by third-party investors during that time period. The $0.15 per share value recorded on January 15, 2003 reflects a discounted value for the shares based on restrictions that came into force, and are currently in force, when he became a Board member. Of the total 111,753 shares issued at the $0.15 rate, 50% of the shares have a lock-up period of one year, 25% of the shares have a lock-up period of two years, and 25% of the shares have a lock-up period of three years.

                           DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 5,785,360 shares of common stock and no shares of preferred stock were outstanding. The transfer agent for our common stock is Atlas Stock Transfer in Salt Lake City, Utah.

Common Stock

     We are authorized to issue 50,000,000 shares of our common stock, $0.001 par value, of which 5,785,360 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

     The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants

     Certain shares of common stock offered by OBN had warrants attached, which were issued on March 31, 2003. We presently have 1,000,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning 180 days following the effectiveness of this registration statement and ending on August 25, 2006. Each unexercised warrant is redeemable by us at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

     The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

     We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-
4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related Stockholder Matters

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop or, if developed, will be sustained.

     As of August 18, 2003, there were 80 shareholders of record of our common stock and a total of 5,785,360 shares outstanding. All 5,785,360 shares are being registered in this offering and accordingly there are no outstanding shares at this time that would be subject to Rule 144.

                                INDEMNIFICATION

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                             PLAN OF DISTRIBUTION


Our offering:
-------------

     We will conduct the sale of the shares we are offering on a self-underwritten, best-efforts basis. This means that we do not have an underwriter and that we will sell the shares directly to investors. Participating on our behalf in the distribution is Roger Neal Smith, our President and CEO, Larry Taylor our Principal Financial Officer, Dennis Johnson, an officer of the company and Donald Wilson, our Secretary, each of whom is exempt from registration as a broker dealer under Rule 3a4-1 of the Securities Exchange Act. Any officer or director involved with the distribution of the stock will act in reliance on and in compliance with Rule 3a4-1. All shares of our common stock that we are registering for sale by us that we are able to sell will be sold at a price per share of $3.00. There can be no assurance that we will sell all or any of the shares offered. We have no arrangement or guarantee that we will sell any shares. All subscription checks shall be made to the order of OBN Holdings, Inc. Our offering will terminate on the earlier of the sale of all of the shares or 365 days after the date of the prospectus. Please remember that there is no minimum amount of shares that we are required to sell in the offering.

Offering by the selling shareholders:
-------------------------------------

     The selling shareholders will sell their shares at a price per share of $3.00 per share until our shares are traded on the Over The Counter Bulletin Board and thereafter at prevailing market prices or in privately negotiated transactions. Accordingly, the prices at which the selling shareholder's shares are sold may be different than the price of shares that we sell. These sales by selling shareholders may occur contemporaneously with sales by us. The selling shareholders offering will terminate on the sale of all of the shares. The sale of the common stock offered by the selling shareholders through this prospectus may be affected in one or more of the following methods:


* Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* An exchange distribution in accordance with the rules of the applicable exchange;

*       Privately negotiated transactions;

*       A combination of any such methods of sale; and

*       Any other method permitted pursuant to applicable law.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

     We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.


     Selling shareholders will be free to sell their shares at a price per share of $3.00 through this offering until the Company's shares are traded on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

                                 LEGAL MATTERS


     The Law Office of L. Van Stillman, P.A. of Delray Beach, Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.


                                    EXPERTS

     The financial statements as of June 30, 2003 and for the years ended June 30, 2003 and 2002, and for the period from January 17, 2001 (date of inception) to June 30, 2003 included in this prospectus have been so included in reliance on the report of Corbin & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to OBN Holdings, Inc. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commssion at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at OBN Holdings, Inc., 8275 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123,
Attention: Roger Neal Smith, President.

     Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
OBN Holdings, Inc.

We have audited the accompanying consolidated balance sheet of OBN
Holdings, Inc. (a Nevada corporation in the development stage) and subsidiaries (the "Company") as of June 30, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended and for the period from January 17, 2001 (date of inception) to June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OBN Holdings, Inc. and subsidiaries as of June 30, 2003, and the results of their operations and their cash flows for each of the years in the two-year period then ended and for the period from January 17, 2001 (date of inception) to June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage, has limited cash resources and has a working capital deficit as of June 30, 2003. These conditions raise substantial doubt about its ability to continue as a going concern.
As discussed in Note 1 to the financial statements, successful completion of the Company's programming content and ultimately the attainment of profitable operations is dependent on future events, including obtaining adequate financing to complete development activities and achieving a level of sales adequate to support the Company's cost structure. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                               CORBIN & COMPANY, LLP
Irvine, California
August 7, 2003, except for Note 8,
as to which the date is August 18, 2003

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)


                           CONSOLIDATED BALANCE SHEET

ASSETS                                                           June 30, 2003
                                                                --------------
Current assets:
        Cash and cash equivalents                               $       28,795
	Accounts receivable, net of allowance for doubtful
         accounts of $14,500                                           456,900
                                                                --------------
                Total current assets                                   485,695

Fixed assets, net                                                         -

Website development costs, net of accumulated amortization of $13,675   58,800

Deposits                                                                36,060
                                                               ---------------

                                                               $       580,555
                                                               ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Accounts payable                                        $       82,237
        Accrued payroll and related                                    114,224
        Deferred revenue                                               250,000
        Obligations under capital lease                                 50,771
        Related party note payable                                       7,000
                                                               ---------------
                Total current liabilities                              504,232
                                                               ---------------
Commitments and contingencies

Stockholders' equity:
	Undesignated preferred stock, $.001 par value; 20,000,000 shares
          authorized; no shares issued and outstanding                       -
	Common stock, $0.001 par value; 50,000,000 shares authorized;
          5,730,310 shares issued and outstanding                        5,730
        Additional paid-in capital                                     999,761
        Prepaid consulting expense                                     (56,339)
        Deficit accumulated during development stage                  (872,829)
                                                                ---------------
                Total stockholders' equity                              76,323
                                                                ---------------
                                                               $       580,555
                                                                ===============




See independent auditors' report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)


                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                       For The
                                                                                       Period
                                                                                      January 17,
                                                                                           2001
                                                                                        (Date of
                                                                                       Inception)
                                                For The Years Ended June 30,          To June 30,
                                                 2003                 2002            2003
                                               -------               ------          ------------
Revenue                                      $  33,639             $    -           $   33,639

Cost of sales                                   10,800                  -               10,800
                                             ---------            ---------        --------------
   Gross profit                                 22,839                  -               22,839

Selling, general and administrative expenses 1,021,243             33,481            1,076,851
                                             ---------            ---------        --------------
                Loss from operations          (998,404)           (33,481)          (1,054,012)
                                             ---------            ---------        --------------
Other income (expense):
        Other income                           200,000             21,600              221,600
        Loss on sale of equipment              (27,352)                 -              (27,352)
        Interest expense                       (10,665)                 -              (10,665)
                                             ---------            ---------        --------------
                Total other income,net         161,983             21,600              183,583
                                             ---------            ---------        --------------
Loss before income taxes                      (836,421)           (11,881)            (870,429)

Income taxes                                       800                800                2,400
                                             ---------            ---------        -------------
                Net loss                   $  (837,221)       $   (12,681)        $   (872,829)
                                            ===========           =========        =============
Net loss available to common stockholders
  per common share:

	Net loss per common share - basic
          and diluted                      $     (0.25)       $     (0.01)
                                            ===========        ============
	Weighted average shares outstanding:
                Basic and diluted            3,336,156          2,394,038
                                            ===========        ============



See independent auditors' report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'EQUITY

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




                                                                      Deficit
                                                                      Accumulated
                              Undesignated                            Additional    Prepaid     During       Total
                              Preferred Stock     Common Stock        Paid-in       Consulting  Development  Stockholders'
                              Shares   Amount    Shares     Amount    Capital       Expenses    Stage        Equity
                              ------   ------    ---------  ------    ----------    ----------  -----------  ------------
Balance, January 17, 2001         -    $   -            -   $   -      $    -       $     -      $      -     $      -

Stock issued to founders          -        -     2,386,571   2,387      (2,387)           -             -            -

Stock issued for cash at $1.30
  per share in June 2001          -        -           462      -          600            -             -           600

Net loss                          -        -            -       -           -             -        (22,927)     (22,927)
                             -------  -------    ---------  ------    ----------    ----------  -----------  ------------
Balance, June 30, 2001            -        -     2,387,033   2,387      (1,787)           -        (22,927)     (22,327)

Stock issued for cash at $0.65 to
  $1.30 per share in July and
  August 2001                     -        -         4,316       4       2,896            -             -         2,900

Stock issued for services at
  $0.65 per share in April 2002   -        -        11,561      12       7,502            -             -         7,514

Net loss                          -        -            -       -           -             -        (12,681)     (12,681)
                             -------  -------    ---------  ------   -----------    ----------  -----------  ------------
Balance, June 30, 2002            -        -     2,402,910   2,403       8,611            -        (35,608)     (24,594)

Stock issued for services at $0.65
  per share in July and December
  2002                            -        -        47,785      48      31,015            -             -        31,063


See independent auditors' report and accompanying notes to consolidated financial statements.


Continued...                          F-4

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'EQUITY - Continued

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




                                                                          Deficit
                                                                          Accumulated
                                  Undesignated                            Additional    Prepaid     During       Total
                                  Preferred Stock     Common Stock        Paid-in       Consulting  Development  Stockholders'
                                  Shares   Amount    Shares     Amount    Capital       Expenses    Stage        Equity
                                  ------   ------    ---------  ------    ----------    ----------  -----------  ------------

Stock issued for cash at $0.50 to
  $1.00 per share in March and
  April 2003                          -         -       90,500      91       50,409             -           -         50,500

Restricted stock issued for services
  at $0.15 per share in January
  and March 2003                      -         -    2,795,896   2,795      416,590             -           -        419,385

Stock issued for services at $1.00
  per share in January to April
  2003                                -         -      274,909     275      274,634      (56,339)           -        218,570

Stock issued for conversion of
  related party notes payable at
  $1.00 per share in March and
  April 2003                          -         -       18,000      18       17,982             -           -         18,000

Stock issued for cash at $2.00 per
  share in May and June 2003          -         -       62,500      62      124,938             -           -        125,000



See independent auditors' report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'EQUITY - Continued

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




                                                                            Deficit
                                                                            Accumulated
                                    Undesignated                            Additional    Prepaid     During       Total
                                    Preferred Stock     Common Stock        Paid-in       Consulting  Development  Stockholders'
                                    Shares   Amount    Shares     Amount    Capital       Expenses    Stage        Equity
                                    ------   ------    ---------  ------    ----------    ----------  -----------  ------------

Stock issued for services at $2.00
  per share in June 2003                -         -       7,750       8       15,492           -             -       15,500

Stock issued for conversion of
  related party notes payable at $2.00
  per share in June 2003                -         -      30,060      30       60,090           -             -       60,120

Net loss                                -         -          -        -           -            -       (837,221)   (837,221)

                                   -------  -------   ---------  ------     --------      ---------   -----------  ------------
Balance, June 30, 2003                  -     $   -   5,730,310  $5,730     $999,761      $(56,339)   $(872,829)   $ 76,323
                                   =======  =======   =========  ======     ========      =========   ===========  ============



See independent auditors' report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                       CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                      For The
                                                                                                      Period
                                                                                                      January 17, 2001
                                                                  For The Years Ended June 30,       (Date of
                                                                  -----------------------------       Inception)
                                                                     2003               2002          To June 30, 2003
                                                                 ---------           ---------       -----------------

Cash flows from operating activities:
        Net loss                                               $  (837,221)        $  (12,681)      $     (872,829)
	Adjustments to reconcile net loss to
	  net cash used in operating activities:
                Amortization                                        13,143                532               13,675
                Bad debt provision                                     -               14,500               14,500
                Loss on sale of equipment                           27,352                -                 27,352
                Shares issued for services                         618,430              1,127              619,557
		Changes in operating assets and liabilities:
                        Accounts receivable, net                  (449,800)           (21,600)            (471,400)
                        Prepaid expenses and other current assets      -                3,000                  -
                        Deposits                                   (36,060)                -               (36,060)
                        Accounts payable and accrued expenses      443,002              3,312              446,461
                                                                ------------       ------------     ------------------
        Net cash used in operating activities                     (221,154)           (11,810)            (258,744)
                                                                ------------       ------------     ------------------
Cash flows provided by investing activities:
        Proceeds on sale of equipment                               24,309                 -                24,309
                                                                ------------       ------------     ------------------
Cash flows from financing activities:
        Proceeds from related party notes payable                   85,120             20,552              131,652
        Repayments on related notes payable                        (34,532)           (12,000)             (46,532)
        Repayments under capital lease obligations                    (890)                -                  (890)
        Proceeds from issuance of common stock                     175,500              2,900              179,000
                                                               -------------       ------------     -----------------
        Net cash provided by financing activities                  225,198             11,452              263,230
                                                               -------------       ------------     -----------------
Net change in cash                                                  28,353               (358)              28,795
Cash, beginning of year                                                442                800                   -
                                                               -------------      -------------     -----------------
Cash, end of year                                              $    28,795          $     442         $     28,795

Supplemental disclosure of cash flow information:              =============      =============     =================
	Cash paid during the year for:
                Interest                                       $     9,835          $      -          $      9,835
                                                               =============      =============     =================
                Income taxes                                   $       800          $     800         $      1,600
                                                               =============      =============     =================
Supplemental disclosures of noncash investing
  and financing activities:
	Purchase of property and equipment under
          capital lease                                        $    51,661          $      -          $     51,661
                                                               =============      =============      ================
	Shares issued in exchange for website
          development costs                                    $    66,088          $   6,387         $     72,475
                                                               =============      =============      ================
        Related party notes converted to common stock          $    78,120         $       -          $     78,120
                                                               =============      =============      ================



See independent auditors' report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003





NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------

Nature of Operations and Principles of Consolidation
----------------------------------------------------

OBN Holdings, Inc. (the "Company") is an entertainment company engaged in television broadcasting, feature film and television production, music production and distribution, and merchandising.

The Company's wholly owned subsidiaries consist of Omni Broadcasting Network, Inc. ("Omni"), Products on Demand Channel, Inc. and Eclectic Entertainment, Inc. (with its wholly owned subsidiaries consisting of Adventures of Unit 28, L.A. Food Scene, Inc., The Mini Movie Hour, "B" Movie Classics, The Vegas Variety Hour, Retro Records, Inc. and Eclectic Recording Artists, Inc.). All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Enterprise and Going Concern
----------------------------------------------

The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not generated significant revenues from operations and has no assurance of any future revenues. The Company incurred a net loss of $837,221 during the year ended June 30, 2003 and had a cash balance of approximately $29,000 at June 30, 2003. In addition, at June 30, 2003, the Company's deficit accumulated during the development stage was $872,829 and the Company had negative working capital of $18,537. Management recognizes that the Company must obtain additional capital for the eventual achievement of sustained profitable operations. Management's plans include obtaining additional capital through an initial public offering, other equity financing sources and the extension of existing debt. However, no assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company or that the Company will be successful in its efforts to negotiate the extension of its existing debt.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

Segment Information Reporting
-----------------------------

Prior to fiscal 2003, the Company had no segments as it was in the early stages of development. Beginning in fiscal 2003, management measures the Company's performance in three distinct segments: (1) Prime Time Broadcasting, which will be measured by program ratings and the types of advertisers attracted by such ratings; (2) TV and Film Production, which requires creative talent and has a longer lead time to determine success; and (3) Infomercial Broadcasting, which is measured based on traditional selling techniques and metrics.

A summary of the segments as of and for the year ended June 30, 2003 is presented in the table below:



                Prime Time     TV & Film    Infomercial    Corporate     Reconciling     Total
                Broadcasting   Produciton   Broadcasting                 Items


Assets          $652,058         $25,574      $10,676         $24,573       ($132,326)      $580,555

Liabilities     (414,936)        (35,412)     (123,010)       (64,200)        133,326       (504,232)

Revenues         145,160               0         9,739              0        (121,260)        33,639

Expenses        (331,715)       (283,268)     (315,734)      (224,386)        122,260     (1,032,843)

Other
income, net      161,983               0             0              0               0        161,983

Net Income      $(24,572)      $(283,268)    $(305,994)     $(224,387)             $0      $(837,221)



There are certain intercompany transactions to record the sharing of certain payroll and operating expenses between segments. Reconciling amounts consist primarily of corporate-level expenses not specifically attributed to a segment, and the elimination of intercompany receivables/payables. All revenues are from customers in the United States and all long-lived assets are located in the United States.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------


Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from estimated amounts. The Company's significant estimates include the realizability of accounts receivable, capitalized website development costs and deferred tax assets.

Concentration of Credit Risk
----------------------------

The Company maintains its cash and cash equivalent accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At June 30, 2003, the Company had no balances which were in excess of the FDIC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

The Company grants credit to customers within the United States of America and does not require collateral. The Company's ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided, based on past experience and a specific analysis of the accounts, which management believes is sufficient. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

One customer comprises 98% of accounts receivable as of June 30, 2003 and 100% of other income for the year ended June 30, 2003.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts of the Company's cash, receivables, trade payables and accrued expenses approximate their estimated fair values due to the short-term maturities of those financial instruments. The estimated fair value of related-party note payable is not determinable as the transaction is with a related party.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

Fixed Assets
------------

Depreciation and amortization of fixed assets are provided using the straight-line method over the following useful lives:

	Furniture and fixtures	5 years
	Machinery and equipment	3-5 years
	Leasehold improvements	Life of lease

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to fixed assets are capitalized. When assets are disposed of, the related costs and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in operations. At June 30, 2003, the Company's fixed assets consist primarily of office furniture and equipment contributed by a founder at the Company's formation.

Accounting for Website Development Costs
----------------------------------------

Website development costs are accounted for using Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"). Web site development costs and the accounting for such costs should be accounted for under AICPA Statement of Position 98-1 ("SOP 98-1"). "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The use of EITF 00-2 resulted in capitalized web site costs of $66,088 and $6,387 for the years ended June 30, 2003 and 2002, respectively. Web site costs incurred are being amortized over a three year period and resulted in amortization included in general and administrative expenses on the consolidated statement of operations of $13,143 and $532 for the years ended June 30, 2003 and 2002, respectively.

Impairment of Long-Lived Assets
-------------------------------

The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. Based on its analysis, the Company believes that no impairment of the carrying value of its long-lived assets existed at June 30, 2003. There can be no assurance, however, that market conditions will not change which could result in future long-lived asset impairment.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

Deferred Revenue
----------------

In fiscal 2003, the Company entered into an advertising agreement with an unrelated third party for a receivable totaling $250,000. The Company has yet to air the advertising on its network under the agreement so the revenue has been recorded as deferred revenue in the balance sheet as of June 30, 2003. This revenue will be recognized as the advertising is aired during fiscal 2004.

Other Income
------------

In fiscal 2003, the officers of the Company performed consulting services on behalf of the Company for an unrelated third party totaling $200,000.

Revenue Recognition
-------------------

The Company has not yet completed any projects that could be licensed, although three projects are underway. As projects are completed, the Company will have the option of airing the TV programs on its own network and/or licensing the programs to be aired on other networks. Likewise, feature films can be licensed to foreign markets for
distribution.   Thus, among the revenue sources are other networks in
the case of TV projects or foreign markets for feature films.

The Company does not recognize revenue for projects that are not completed, even if the licensing agreement for the project is signed. The revenue is recognized only after both the production product is completed and in accordance with the product availability dates in a signed agreement.

Some programs will be obtained by paying a licensing fee.
Additionally, some licenses will be obtained via a cash-plus-barter arrangement, where the Company airs the program for a contracted number of times and grant the licensor a negotiated number of unsold advertising slots.

SFAS 63, "Financial Reporting by Broadcasters," sets forth accounting and reporting standards for the broadcast industry. Under a cash-plus-barter arrangement, the Company does not recognize advertising revenue for the advertising time allotted to the licensor. Granting the licensor advertising time is considered payment for the rights to air the

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


program. The Company only recognizes the advertising revenue it generates for selling advertising during its allotted time slots. For accounting purposes, the Company records the licensing fee paid as the cash amount plus the fair market value of the advertising time granted the licensor.

Licensing agreements are treated as a purchase of rights. Thus, an asset is recorded for the program rights when the license period begins. The asset is amortized to expense as each telecast is aired. For agreements with unlimited airing of a program the asset is amortized over the license period.

Accounting for Filmed Entertainment and Television Programming Costs
--------------------------------------------------------------------

In accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 00-2, filmed entertainment costs will include capitalizable production costs, overhead and interest costs expected to benefit future periods. These costs, as well as participations and talent residuals, will be recognized as operating expenses on an individual film basis in the ratio that the current year's gross revenues bear to management's estimate of total ultimate gross revenues from all sources. Marketing and development costs under term deals will be expensed as incurred.

Filmed entertainment costs are stated at the lower of unamortized cost or estimated fair value on an individual film or television series basis. Revenue forecasts for both motion pictures and television products will be continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a television production has a fair value that is less than its unamortized cost, a loss will be recognized for the amount by which the unamortized cost exceeds television production's fair value.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

As of June 2003, the Company has not yet begun these activities.

Advertising Costs
-----------------

Advertising costs are expensed as incurred. In 2003 and 2002, the Company's advertising costs were insignificant.

Stock-Based Compensation
------------------------

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied.

At June 30, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 4. The Company will account for employee options granted under this plan under the recognition and measurement principles of APB 25, and related interpretations. No stock-based employee compensation cost is reflected in the consolidated statement of income, as no options have been granted as of June 30, 2003.

Income Taxes
------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations (see Note 5). The Company is a subchapter "C" corporation and files a consolidated federal income tax return. The Company files separate state income tax returns for California and Nevada.

Basic and Diluted Loss Per Share
--------------------------------

The Company has adopted SFAS No. 128, "Earnings Per Share" (see Note 7).

Basic earnings (loss) per common share is computed based on the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding assuming all dilutive potential common shares were issued. Basic and diluted loss per share are the same as the effect of stock options and warrants on loss per share are anti-dilutive and thus not included in the diluted loss per share calculation. The impact under the treasury stock method of dilutive stock options and warrants would not have resulted in an increase of incremental shares for the years ended June 30, 2003 and 2002.

Recent Accounting Pronouncements
--------------------------------

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The Company has applied the disclosure provisions in SFAS 148 in its consolidated financial statements and the accompanying notes.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of FIN 45 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect the adoption of SFAS 150 to have a material impact upon its financial position or results of operations.

NOTE 2 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Obligations
-----------------

The Company leases its office facilities, certain equipment and satellite transponder services under noncancellable agreements. The Company also leases certain equipment under a capital lease agreement at an implicit interest rate of 9%. Total rental expense under noncancellable operating leases was approximately $180,000 and $0 for the years ended June 30, 2003 and 2002, respectively.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003





NOTE 2 - COMMITMENTS AND CONTINGENCIES, continued
-------------------------------------------------
As of June 30, 2003, the minimum commitments required under existing noncancellable operating agreements and capital leases are as follows:


                                         Operating
      Years ending June 30:              Agreements     Capital Leases
      --------------------               ----------     --------------

                2004                     $  469,000     $ 60,536
                2005                        218,000          -
                2006                         39,000          -
                2007                         39,000          -
                2008                         35,000          -
                                         -----------    ---------
Total minimum lease payments             $  800,000       60,536
                                         ===========

Less amounts representing interest                        (9,765)
                                                        ---------
Present value of minimum lease payments                   50,771

Less current maturities                                  (50,771)
                                                        ---------
                                                        $    -
                                                        ---------

The Company disposed of the equipment under capital lease in the year ended June 30, 2003. As the Company has disposed of the secured equipment under the capital lease, it is in default under the capital lease and therefore all payments have been presented as current liabilities on the balance sheet as of June 30, 2003. Subsequent to June 30, 2003, the Company paid off the remaining capital lease obligation.

Litigation
----------

The Company may become a party to litigation in the normal course of business. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company's financial condition or results of operations.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 3 - STOCKHOLDERS' EQUITY
-----------------------------

Preferred Stock
---------------

The Company has authorized 20,000,000 shares of preferred stock. As of June 30, 2003, the Company has not designated any series of preferred stock or entered into any agreements.

Common Stock
------------

In January 2003, OBN Holdings, Inc. was created by issuing 0.3854 shares of OBN common stock for each share of Omni common stock. All references to shares prior to January 2003 have been adjusted to reflect this exchange rate.

At the formation of the Company, the Company issued 2,386,571 shares of common stock at no cost basis to various founders. Shortly after the formation of the Company, in fiscal 2001 the Company sold 462 shares of common stock at a price of $1.30 per share for proceeds of $600.

In fiscal 2002, the Company sold a total of 4,316 shares of common stock as follows: 154 shares at $1.30 per share and 4,162 shares at $0.65 per share for proceeds of $2,900.

Additionally, the Company received consulting services during fiscal 2002 in exchange for issuing 11,561 shares at $0.65 per share resulting in consulting expenses of $1,127 and website development costs of $6,387.

During fiscal 2003, the Company received consulting services in exchange for stock. The Company issued a total of 3,126,340 shares with 7,750 shares issued at $2.00 per share, 274,909 shares issued at $1.00 per share, 47,785 shares issued at $0.65 per share and 2,795,896 restricted shares issued at $0.15 per share, resulting in consulting expenses of $618,430 and website development costs of $66,088. As of June 30, 2003, shares issued for consulting services valued at $56,339 had not yet vested as the services were not yet performed and therefore were recorded as prepaid consulting in stockholders' equity.

During fiscal 2003, the Company received advances in the form of notes payable from related parties totaling $78,120. The related party notes payable were converted into 18,000 shares of common stock at $1.00 per share and 30,060 shares of common stock at $2.00 per share. The conversion of related party notes payable was not pursuant to the original terms. The conversion price was based on the most recent cash amount paid by outside investors from common stock at the time of the conversion. For accounting purposes, the Company divided each related party's outstanding debt by the market price at the time to determine the number of shares issued to each related party. As the conversions were at the fair market value of the common stock at the time of conversion, no amounts have been recorded in the statement of operations related to the conversions.

Additionally, in fiscal 2003, the Company sold a total of 153,000 shares of common stock as follows: 80,000 shares sold at $0.50 per share, 10,500 shares sold at $1.00 per share and 62,500 shares sold at $2.00 per share resulting in total proceeds of $175,500 to the Company.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 4 - STOCK OPTIONS AND WARRANTS
-----------------------------------

In May 2003, the Company established the OBN Holdings, Inc. 2003 Stock Option Plan (the "Plan"). The Plan provides for the granting of up to 600,000 options to purchase the Company's common stock at prices no less than fair market value (as determined by the Board of Directors) at the date of grant. Options granted under the Plan will be exercisable over a period of ten years from the date of the grant. These options will vest on a pro rata basis over the term of the options. At the end of the term of the options or upon termination of employment, outstanding options will be cancelled. As of June 30, 2003, no options have been granted under the Plan.

On March 31, 2003, the Company committed to issue warrants to purchase 1,000,000 shares of common stock to various investors. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning 180 days following the effectiveness of the Company's registration statement and ending on August 25, 2006. Each unexercised warrant is redeemable by the Company at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) the Company's common stock is traded on NASDAQ or listed on an exchange and (b) the market price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the $4.00 per share exercise price. As the warrants were issued in connection with fundraising activities, no expense will be recorded under SFAS 123 for the value of these warrants.

NOTE 5 - INCOME TAXES
---------------------

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended June 30, 2003 and 2002:




                                         2003               2002
                                    -------------       ------------

Tax benefit at statutory rates      $   (284,000)       $   (4,000)
Difference resulting from:
   State taxes                           (49,000)             (700)
   Changes in valuation allowance        333,800             5,500
                                    -------------       ------------
                                    $        800        $      800
                                    =============       ============

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




NOTE 5 - INCOME TAXES, continued
--------------------------------

The valuation allowance increased by approximately $334,000 and $5,500 during the years ended June 30, 2003 and 2002. No current provision for income taxes, other than California minimum tax of $800, is required for the years ended June 30, 2003 and 2002 since the Company incurred taxable losses during the year.

Net deferred income taxes are as follows as of June 30, 2003:

Deferred tax liabilities                      $       -

Deferred tax assets:
      Net operating losses                        350,000
                                              ------------
          Total deferred tax assets               350,000

          Less valuation allowance               (350,000)
                                              ------------
                                              $       -
                                              ============


The Company has approximately $900,000 in Federal and California State net operating loss carryforwards as of June 30, 2003, which, if not utilized, expire through 2023 and 2010, respectively.

The utilization of the net operating loss carryforwards might be limited due to restrictions imposed under federal and state laws upon a change in ownership. The amount of the limitation, if any, has not been determined at this time. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of the Company's continued losses and uncertainties surrounding the realization of the net operating loss carryforwards, management has determined that the realization of the deferred tax assets is questionable. Accordingly, the Company has recorded a valuation allowance equal to the net deferred tax asset balance as of June 30, 2003.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

Due From Related Party
----------------------

At June 30, 2003, these advances are non-interest bearing and are due on demand. The balance outstanding as of June 30, 2003 was $7,000. During the year ended June 30, 2003, the Company incurred interest expense of $9,835 in interest-bearing related party notes payable that were fully repaid by June 30, 2003.

Services Provided by Related Parties
------------------------------------

Prior to June 30, 2003, certain services were provided by related parties at no cost to the Company. Such services included strategic development, accounting and management services provided by the Company's founders, and other strategic services provided by certain directors of the Company.

Officer-Stockholder Transactions
--------------------------------

At the inception of the Company, 2,386,571 shares of common stock were issued as founders shares to two officers of the Company. No proceeds were received.

In fiscal 2003, the Company issued 316,035 shares of common stock to two officers of the Company in exchange for services performed. Such services included legal, management and network development consultation. The shares issued ranged in value from $0.15 to $2.00 per share totaling $82,934, which is recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




NOTE 7 - EARNINGS PER SHARE
---------------------------
Basic and diluted loss per common share is computed as follows for the years ended June 30, 2003 and 2002:




                                                   2003             2002
                                             -------------     -------------
Numerator for basic and diluted
loss per common share:
        Net loss                              $  (837,221)      $   (12,681)
                                             =============     =============

Denominator for basic and diluted
loss per common share:
	Weighted average common
        shares outstanding                      3,356,156         2,394,038
                                             =============     =============

	Net loss per common share
        available to common stockholders      $     (0.25)      $     (0.01)
                                             =============     =============

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 8 - SUBSEQUENT EVENTS
--------------------------

Subsequent to year end, the Company sold 55,050 shares of the Company's common stock at $2.00 per share for total proceeds of $110,100.

The Company has received advances from a shareholder for operating expenses totaling $60,000. The advances are not interest bearing and are due upon successful completion of an initial public offering by the Company.

The Company has entered into a capital lease agreement for television station KSSY located in Arroyo Grande, California, which is located in central California. The lease agreement, which is for a period of three years, calls for the Company to pay the lessor $4,166 per month
- resulting in an annual payment of $50,000. At the end of the third year, when the Company's payments total $150,000, title will be transferred to the Company for a 95% interest in the television station. The lease agreement also includes a provision that if the lessor is prohibited by the Federal Communications Commission (FCC) to transfer ownership to the Company, the Company has the right to lease the television station for an additional ninety-nine years at a rate of $1 per year. The Company has the right to pay off the total balance of the lease at any time, and no penalty will be imposed.

Under the terms of the lease, the Company is responsible for total management of the station. It has total control over the programming aired on the station, any and all contractual arrangements and is the sole recipient of any revenue generated by the station. The lessor's only obligation is to execute any documentation required by the FCC. The primary asset of the television station agreement is its broadcasting license.

For accounting purposes, the capital lease is carried on the books of OBN at the present value of the future lease payments or approximately $130,000. The corresponding broadcast license is being amortized over 30 years, which is the estimated useful life of the license.

No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
OBN Holdings.  This prospectus does
not constitute an offer to sell or
a solicitation to an offer to buy
the securities offered hereby to
any person in any state or other
jurisdiction in which such offer or
solicitation would be unlawful.
Neither the delivery of this
prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.


Until __________ __, 2004 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus.  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.




	TABLE OF CONTENTS
                                    Page
Prospectus Summary                    3              OBN Holdings, Inc.
The Offering                          5
Risk Factors                          6
Use of Proceeds                      10
Determination of Offering Price      12
Dividend Policy                      12
Dilution                             13               9,385,360 SHARES
Plan of Operation                    14
Business                             23
Management                           43
Principal Shareholders               46
Selling Shareholders                 48
Certain Transactions                 51
Description of Securities            52
Indemnification                      54                  PROSPECTUS
Plan of Distribution                 55
Legal Matters                        57
Experts                              57
Where You Can Find More Information  58
Financial Statements                 F1




October 27, 2003

                                  PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


             ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee*          $   2,280
Legal fees and expenses*       $ 100,000
Accounting fees and expenses*  $  25,000
Miscellaneous*                 $   2,000
                               ----------
Total                          $ 129,280


*  Estimated amounts.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all securities sold by OBN Holdings, Inc. within the past three years that were not registered under the Securities Act. The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


Name of               Date         Number
Shareholder           Acquired     of Shares     Consideration       Notes
----------------------------------------------------------------------------

Roger Smith           02/01/2001   1,901,970          $0               (1)
Larry Taylor          02/01/2001     197,587          $0               (1)
Larry Taylor          02/01/2001     192,678          $0               (1)
Larry Taylor          03/01/2001      77,072          $0               (1)
Teresa Elaqua         03/01/2001      15,414          $0               (1)
Georgia Smith         06/01/2001         925          $0               (1)
Kalvin Cressel        06/01/2001         771          $0               (1)
Norma Black           06/01/2001         154          $0               (1)
Taunee English        06/14/2001         154         $200
Cedric Carpenter      06/15/2001         231         $300
James Tanner          06/25/2001          77         $100
Ana Thorne            07/01/2001          77         $100
Isadore Hall          07/01/2001          77         $100
Milano Mellon         07/12/2001       2,158       $1,400
Kokayi Ampah          07/13/2001       1,541       $1,000
Nathan Caldwell       07/13/2001         308         $200
Mayme Clayton         08/24/2001         154         $100
Carolyn Hajebi        04/01/2002       3,854       $2,505              (2)
Timothy Williams      04/01/2002       7,707       $5,010              (2)
Dennis Johnson        07/26/2002       9,634       $6,262              (3)
Donald Wilson         07/26/2002       3,854       $2,505              (3)
Susan Johnson         07/26/2002       1,541       $1,002              (3)
Teresa Elaqua         07/26/2002       3,854       $2,505              (3)
Dennis Johnson        12/01/2002      28,902      $18,786              (3)
Charles Hayes         01/02/2003       3,854       $3,854              (2)
Patrick Muccio        01/02/2003       1,927       $1,927              (3)
Barry Robinson        01/15/2003      38,536      $38,536              (2)
Carolyn Hajebi        01/15/2003      15,414      $15,414              (2)
Dennis Johnson        01/15/2003     154,142      $23,121              (3)
Donald Wilson         01/15/2003     111,753      $16,763              (3)
Susan Johnson         01/15/2003       1,542       $1,542              (3)
Teresa Elaqua         01/15/2003      96,339      $96,339              (3)
Timothy Williams      01/15/2003      30,829      $30,829              (2)
Corine Taylor         03/01/2003       5,000       $5,000              (3)

Name of               Date         Number
Shareholder           Acquired     of Shares     Consideration       Notes
----------------------------------------------------------------------------

Cory Caldwell         03/01/2003      5,000         $5,000             (3)
Creighton Taylor      03/01/2003      5,000         $5,000             (3)
Jacqueline Alexander  03/01/2003      2,000         $2,000             (3)
Josh Cureton          03/01/2003      5,000         $5,000             (3)
Kay Black             03/01/2003      5,000         $5,000             (3)
Natalie Caldwell      03/01/2003      5,000         $5,000             (3)
Nathan Caldwell       03/01/2003      5,000         $5,000             (3)
Richard Sindicich     03/01/2003     10,000        $10,000             (3)
Takeo Suzuki          03/01/2003      5,000         $5,000             (3)
Tanisha Cureton       03/01/2003      5,000         $5,000             (3)
Tiffany Caldwell      03/01/2003      5,000         $5,000             (3)
Tony Haynes           03/01/2003      2,000         $2,000             (3)
Toshi Murakami        03/01/2003      5,000         $5,000             (3)
Dawn Johnson          03/29/2003        100           $100
Marwan T. Abboushi    03/29/2003     20,000        $10,000
Randy Scott           03/29/2003        200           $200
Capitol City
 Investments          03/31/2003    480,000        $72,000             (3)
Commerce Street       03/31/2003    480,000        $72,000             (3)
David Finke           03/31/2003     70,000        $10,500             (3)
Dennis Severson       03/31/2003    140,000        $21,000             (3)
Gerald Nelson         03/31/2003      5,000         $5,000
Gerald Nelson         03/31/2003     10,000        $10,000             (4)
Gifty Painstil        03/31/2003        100           $100
Integrity
 Capital Mgmt         03/31/2003    310,000        $46,500             (3)
L.G. Hancher Jr.      03/31/2003    250,000        $37,500             (3)
Magellan
 Capital Mgmt         03/31/2003    540,000        $81,000             (3)
Renae Johnson         03/31/2003        700           $700
Robert Armstrong      03/31/2003     20,000        $10,000
SAC Financial Mgmt.   03/31/2003    250,000        $37,500             (3)
Roger Neal Smith      03/31/2003    146,366             $0             (5)
Larry Taylor          03/31/2003    134,663             $0             (5)
Dennis Johnson        03/31/2003    134,663             $0             (5)
Donald Wilson         03/31/2003     84,308             $0             (5)
Commerce Street       03/31/2003     95,000             $0             (5)
L. G. Hancher, Jr.    03/31/2003    100,000             $0             (5)
SAC Financial Mgmt    03/31/2003     50,000             $0             (5)
Magellan
 Capital Mgmt         03/31/2003    100,000             $0             (5)
Integrity
 Capital Mgmt.        03/31/2003    155,000             $0             (5)
Samia Lee             03/31/2003        150           $150             (3)
Share Lee             03/31/2003        100           $100             (3)
Sheila E. Hale        03/31/2003        100           $100             (3)
Stephanie Reynolds    03/31/2003        100           $100             (3)

Name of               Date         Number
Shareholder           Acquired     of Shares     Consideration       Notes
----------------------------------------------------------------------------

Sunzie Sene           03/31/2003        100           $100             (3)
Tina McBride          03/31/2003     10,000         $1,500             (3)
Gertrude Arrington    04/01/2003      1,000         $1,000             (3)
Katy Kim              04/01/2003         20            $20             (3)
Patricia Johnson      04/02/2003        100           $100             (3)
Michael Walker        04/03/2003     40,000        $20,000
Rommel Baker          04/03/2003        200           $200
Mashahiko Yagyu       04/07/2003     10,000        $10,000             (3)
Megumi Shibata        04/07/2003      8,000         $8,000
DeWayne Porter        04/10/2003        500           $500
Norma Black           04/10/2003      3,000         $3,000             (4)
William Medlock       04/10/2003        500           $500
Robert Kealing        04/12/2003      5,000         $5,000             (4)
Kirk Gardner          04/14/2003        500           $500
Marceil Wright        04/14/2003        500           $500
Commerce Street       05/30/2003     50,000       $100,000
Dennis Johnson        06/01/2003      7,750        $15,500             (3)
Larry Taylor          06/01/2003      4,500         $9,000             (4)
Robert Kealing        06/01/2003      4,924         $9,848             (4)
Roger Smith           06/01/2003     20,636        $41,274             (4)
Anita L. DeFrantz     06/06/2003     10,000        $20,000
Gerald Nelson         06/17/2003      2,500         $5,000
Yeah, Inc.            07/07/2003     10,000        $20,000
Global Wealth
 Investing            07/29/2003      1,250         $2,500
David Nelson          08/03/2003        500         $1,000
Michael Walker        08/12/2003     10,000        $20,000
Robin Armstrong-
 Irving               08/18/2003      5,000        $10,000
Cedric Carpenter      08/18/2003        300           $600
Marcus Carpenter      08/18/2003        500         $1,000
Marwan T. Abboushi    08/18/2003     25,000        $50,000
Terral Santiel        08/18/2003      2,500         $5,000



NOTES TO RECENT SALES OF UNREGISTERED SECURITIES
(1)    Founders' Shares
(2)    Design Services Rendered (a portion of this amount has been capitalized)
(3)    Management Services Rendered
(4)    Conversion of debt to stock.
(5) Warrants issued to purchase shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

Other than shares issued to founders or for services, all shares were sold to friends and family of our officers to raise operating capital. Officers individually contacted friends and family to discuss the Company's business plans. Although none of the purchasers were considered sophisticated investors, all investors were given access to corporate books and records as well as the ability to ask questions of the company's management. No general solicitation or advertising was used in approaching the investors. All shares issued have been and will remain restricted and may not be transferred unless and until the effectiveness of this registration statement or pursuant to another applicable exemption.

ITEM 27. EXHIBITS


Exhibit Number		Description

3.1              Articles of Incorporation

3.2              Bylaws

3.3              Specimen certificate of the Common Stock of OBN Holdings, Inc.

5.1 Opinion of Law Office of L. Van Stillman, P.A. as to legality of securities being registered

10.1             Employment Agreement with Roger Neal Smith

10.2             Employment Agreement with Dr. Larry Taylor

10.3             Employment Agreement with Dennis Johnson

10.4             Employment Agreement with  Donald Wilson

10.5             Lockup Agreement with Roger Neal Smith

10.6             Lockup Agreement with Larry Taylor

10.7             Consulting Agreement with Dennis Johnson

10.8             Consulting Agreement with  Donald Wilson

23.1             Consent of Corbin & Company, LLP

23.2             Consent of L. Van Stillman (included in Exhibit 5.1)

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.


The Company hereby undertakes to:

(1)	File, during any period in which it offers or sells
securities, a post-effective amendment to this registration
statement to:
i.	Include any prospectus required by Section 10(a)(3) of
the Securities Act;
ii.	Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental
change in the information in the registration
statement.
iii.	Include any additional or changed material information
on the plan of distribution.
(2)	For determining liability under the Securities Act, treat
each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)	File a post-effective amendment to remove from registration
any of the securities that remain unsold at the end of the
offering.
(4)	For determining any liability under the Securities Act,
treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(5)	For determining any liability under the Securities Act,
treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
(6)	Insofar as indemnification for liabilities arising under
the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles state of California, on October 27, 2003


                           OBN HOLDINGS, INC.

                  By:     /s/ Roger Neal Smith
                      -------------------------------
                          Roger Neal Smith
                          Principal Executive Officer,
                          President and Director


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 27, 2003.


By:  /s/ Roger Neal Smith       Principal Executive Officer, President and
    ------------------------
        Roger Neal Smith          Director


By:  /s/ Larry Taylor           Principal Financial Officer and -
    ------------------------
	Larry Taylor		Principal Accounting Officer and Director


By:  /s/ Dennis Johnson         Director
   -------------------------
        Dennis Johnson


By:  /s/ Anita L. DeFrantz      Director
    ------------------------
        Anita L. DeFrantz

By:  /s/ Dennis Severson        Director
    ------------------------
	Dennis Severson

By:	/s/ Barry Allen		Director
    ------------------------
	Barry Allen